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Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Digital Island, Inc.
at
$3.40 Net Per Share
by
Dali Acquisition Corp.
a wholly owned subsidiary of
Cable and Wireless plc

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON MONDAY, JUNE 18, 2001, UNLESS THE OFFER IS EXTENDED.

   The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of May 14, 2001 (the "Merger Agreement"), by and among Cable and Wireless plc, a public limited company incorporated under the laws of England and Wales ("Cable & Wireless" or "Parent"), Dali Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Digital Island, Inc., a Delaware corporation ("Digital Island"). After commencement, but prior to consummation, of the Offer, Cable & Wireless intends to transfer all the shares of Purchaser to Cable & Wireless USA, Inc., a Delaware corporation and a wholly owned subsidiary of Cable & Wireless ("Cable & Wireless USA"). The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least the number of shares of common stock of Digital Island par value $0.001 per share ("Shares") that, when added to the Shares already owned by Parent and its direct and indirect wholly owned subsidiaries, if any, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any outstanding convertible securities or upon the exercise of any outstanding options or warrants which are vested as of the date of the Merger Agreement or are capable of vesting during the ninety (90) day period following the consummation of the Offer and have an exercise price of $10.00 per Share or less) (the "Minimum Condition") and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the U.K. Fair Trading Act of 1973, the appropriate provisions of the E.C. Merger Regulation 4064/89 or any other applicable foreign antitrust law, having expired or been terminated prior to the expiration of the Offer (the "Antitrust Condition"). The Offer also is subject to certain other conditions contained in this Offer to Purchase. See "Section 1. Terms of the Offer; Expiration Date," "Section 14. Certain Conditions of the Offer" and "Section 15. Certain Legal Matters and Regulatory Approvals" which set forth in full the conditions to the Offer.

   THE BOARD OF DIRECTORS OF DIGITAL ISLAND HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTEREST OF, THE COMPANY AND THE HOLDERS OF SHARES, HAS APPROVED, ADOPTED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, AND HAS RESOLVED TO RECOMMEND THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares" or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

   Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

   Questions or requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery also may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

The Dealer Managers for the Offer are:

                     Greenhill                Merrill Lynch & Co.

May 21, 2001

SCHEDULES

    Schedule I Directors and Executive Officers of Cable & Wireless, Cable & Wireless USA and Purchaser

i

SUMMARY TERM SHEET

    This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read carefully this entire Offer to Purchase and the accompanying Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent or either one of the Dealer Managers at their respective addresses and telephone numbers on the last page of this Offer to Purchase.

Who is offering to buy my securities?

  •
  We are Dali Acquisition Corp., a newly formed Delaware corporation and a wholly owned subsidiary of Cable & Wireless, a public limited company incorporated under the laws of England and Wales. We were organized in connection with this Offer and have not carried on any activities other than in connection with this Offer. After commencement of the Offer, but prior to its consummation, Cable & Wireless intends to transfer the ownership of all of its shares of Purchaser to one of its wholly owned subsidiaries, Cable & Wireless USA, Inc. ("Cable & Wireless USA"). See "Section 8. Certain Information Concerning Cable & Wireless, Cable & Wireless USA and Purchaser."

  •
  Cable & Wireless USA serves as the holding company for businesses of Cable & Wireless in the United States and is responsible for developing, coordinating and maintaining the overall business strategy of Cable & Wireless in the United States. See "Section 8. Certain Information Concerning Cable & Wireless, Cable & Wireless USA and Purchaser."

  •
  Parent is a major global telecommunications business. See "Section 8. Certain Information Concerning Cable & Wireless, Cable & Wireless USA and Purchaser."

What are the classes and amounts of securities sought in this Offer?

  •
  We are seeking to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of Digital Island. See "Introduction" and "Section 1. Terms of the Offer; Expiration Date."

  •
  The Offer is not being made for (nor will tenders be accepted under the Offer for) any of Digital Island's 6% Convertible Subordinated Notes due February 15, 2005. Holders of the Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Digital Island shares. After the consummation of the Offer, Digital Island will mail a written notice setting forth the procedure for the holders of Convertible Notes to exercise their right to require Digital Island to repurchase their Convertible Notes. See "Introduction" and "Section 11. Purpose of the Offer, Plans for Digital Island After the Offer and the Merger; Effect on Convertible Notes."

How much are you offering to pay and what is the form of payment?

  •
  We are offering to pay $3.40 per share of common stock of Digital Island, net to the seller in cash (subject to applicable withholding taxes) and without interest thereon. See "Introduction," "Section 1. Terms of the Offer; Expiration Date" and "Section 5. Certain Federal Income Tax Consequences."

  •
  If you tender your Digital Island shares in the Offer, you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of your shares pursuant to the Offer. See "Introduction."

What are the most significant conditions of the Offer?

  •
  We are not obligated to purchase any Digital Island shares unless there have been validly tendered and not properly withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the shares already owned by Parent and its direct and indirect wholly owned subsidiaries, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all shares issuable upon the conversion of any outstanding convertible securities or upon the exercise of any outstanding options or warrants which are vested as of the date of the Merger Agreement or are capable of vesting during the ninety (90) day period following the consummation of the Offer and have an exercise price of $10.00 per share or less).

  •
  We are not obligated to purchase any Digital Island shares unless prior to the expiration of the Offer any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the U.K. Fair Trading Act of 1973, the appropriate provisions of the E.C. Merger Regulation 4064/89 or any other applicable foreign antitrust law, have expired or been terminated. See "Section 15. Certain Legal Matters and Regulatory Approvals."

    These and other conditions to our obligation to purchase Digital Island shares tendered in the Offer are described in greater detail in "Section 1. Terms of the Offer; Expiration Date," "Section 14. Certain Conditions of the Offer" and "Section 15. Certain Legal Matters and Regulatory Approvals."

Do you have the financial resources to make the offered payment?

  •
  Yes. Cable & Wireless will provide us with sufficient funds to purchase all tendered shares of Digital Island and to provide funding for the Merger that is expected to follow the successful completion of the Offer. Parent also will provide us with sufficient funds to purchase the Convertible Notes as and when they become due and payable.

Is your financial condition relevant to my decision to tender in the Offer?

  •
  We do not think that our financial condition is relevant to your decision to tender in the Offer because the form of payment for your Digital Island shares consists solely of cash and the Offer is not subject to a financing condition. In addition, no relevant historical information concerning Dali Acquisition Corp. is available because we have not carried on any activities other than in connection with this Offer.

How long do I have to decide whether to tender in the Offer?

  •
  You will have at least until 12:00 midnight, New York City time, on Monday, June 18, 2001, to decide whether to tender your Digital Island shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended, and under what circumstances?

  •
  We may, without the consent of Digital Island, but subject to the terms of the Merger Agreement and applicable law, extend the period of time during which the Offer remains open. We have agreed in the Merger Agreement that we may extend the Offer in the event any or certain of the conditions to the Offer have not been satisfied. See "Section 1. Terms of Offer; Expiration Date."

How will I be notified if the Offer is extended?

  •
  If we decide to extend the Offer, we will inform Computershare Trust Company of New York, the Depositary, of that fact, and will issue a press release giving the new expiration date no later than 9:00 a.m., New York City time, on the day after the day on which the Offer was previously scheduled to expire. See "Section 1. Terms of Offer; Expiration Date."

How do I tender my shares?

    To tender your Digital Island shares in the Offer, you must:

  •
  complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your share certificates, and any other required documents, to the Depositary;

  •
  tender your Digital Island shares pursuant to the procedure for book-entry transfer described in "Section 3. Procedures for Accepting the Offer and Tendering Shares;" or

  •
  if your share certificates are not immediately available or if you cannot deliver your share certificates and any other required documents to Computershare Trust Company of New York prior to the expiration of the Offer, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may still tender your Digital Island shares if you comply with the guaranteed delivery procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares;" or

  •
  if you hold your shares through a broker or a bank, give instructions that your shares be tendered.

Until what time can I withdraw previously tendered shares?

  •
  You may withdraw previously tendered shares any time prior to the expiration of the Offer, and, unless we have accepted the shares for payment pursuant to the Offer, you may also withdraw any tendered shares at any time after July 19, 2001 to the extent the Offer has not expired or been terminated prior to such date. See "Section 4. Withdrawal Rights."

How do I withdraw previously tendered shares?

  •
  To withdraw previously tendered shares, you must deliver a written or facsimile notice of withdrawal with the required information to Computershare Trust Company of New York while you still have the right to withdraw. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See "Section 4. Withdrawal Rights."

What does the Board of Directors of Digital Island think of the Offer?

  •
  The Board of Directors of Digital Island has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, are fair to, and in the best interests of, Digital Island's stockholders, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has resolved to recommend that Digital Island's stockholders accept the Offer and tender their shares pursuant to the Offer. See "Introduction."

What if another bidder wants to buy Digital Island shares for a higher price?

  •
  If another bidder offers a higher purchase price than the price we are offering and Digital Island's board of directors determines that the other bidder's offer is superior and determines to enter into an agreement with the other bidder, we have the opportunity to match the superior offer. If we decide not to match the superior offer and Digital Island terminates the Merger Agreement, Digital Island will have to pay us $8.4 million. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements."

Will Digital Island continue as a public company?

  •
  If the Merger occurs, Digital Island will no longer be publicly owned. Even if the Merger does not occur, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq

    National Market or another securities market, there may not be a public trading market for the shares and Digital Island may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

Will the Offer be followed by a merger if all the shares are not tendered?

  •
  If we accept for payment and pay for at least the number of Digital Island shares that, when added to any Digital Island shares already owned by Parent or direct and indirect wholly owned subsidiaries, if any, is equal to at least a majority of the then outstanding shares on a fully diluted basis (including, without limitation, all shares issuable upon the conversion of any outstanding convertible securities or upon the exercise of any outstanding options or warrants which are vested as of the date of the Merger Agreement or are capable of vesting during the ninety (90) day period following the consummation of the Offer and have an exercise price of $10.00 per share or less) we will merge into Digital Island. If the Merger occurs, Digital Island will become a wholly owned subsidiary of Cable & Wireless USA and an indirect wholly owned subsidiary of Cable & Wireless, and each issued and then outstanding Digital Island share (other than any shares held in the treasury of Digital Island, or owned by us, Cable & Wireless or any direct or indirect wholly owned subsidiary of Cable & Wireless or Digital Island and any shares held by stockholders seeking appraisal for their shares) shall be canceled and converted automatically into the right to receive $3.40 per share, net to the seller (subject to applicable withholding taxes) in cash (or any greater amount per share paid pursuant to the Offer), without interest. See "Introduction."

If I decide not to tender, how will the Offer affect my shares?

  •
  If you decide not to tender your shares in the Offer and the Merger occurs, you will receive the same amount of cash per share as if you would have tendered your shares in the Offer, unless you have exercised your appraisal rights under the General Corporation Law of the State of Delaware. See "Section 11. Purpose of the Offer; Plans for Digital Island After the Offer and the Merger; Effect on Convertible Notes."

  •
  If you decide not to tender your shares in the Offer and the Merger does not occur, and we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the shares will no longer be eligible to be traded through the Nasdaq National Market or another securities market, there may not be a public trading market for the shares and Digital Island may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with Securities and Exchange Commission rules relating to publicly held companies. See "Section 13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

  •
  Following the Offer it is possible that the shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the shares could no longer be used as collateral for loans made by brokers. See "Section 13. Possible Effects of the Offer on the Market of Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration."

What is a recent market value of my shares?

  •
  On May 18, 2001, the last full trading day before we commenced our Offer, the last reported closing price per Digital Island share reported on the Nasdaq National Market was $3.35 per share. See "Section 7. Certain Information Concerning Digital Island."

With whom may I speak if I have questions about the offer?

  •
  You may call MalCon Proxy Advisors, Inc., the Information Agent, at (800) 475-9320, or Greenhill at (212) 389-1799 (collect) or (866) 211-8609, or Merrill Lynch & Co. at (212) 236-3790 (collect), the Dealer Managers. See the back cover of this Offer to Purchase for additional contact information.

v

To the Holders of Common Stock of
Digital Island, Inc.:

INTRODUCTION

    Dali Acquisition Corp., a Delaware corporation ("Purchaser"), a wholly owned subsidiary of Cable and Wireless plc, a public limited company incorporated under the laws of England and Wales ("Cable & Wireless" or "Parent"), hereby offers to purchase all the issued and outstanding shares of common stock, par value $0.001 per share ("Shares"), of Digital Island, Inc., a Delaware corporation ("Digital Island" or the "Company"), for $3.40 per share net to the seller in cash (subject to applicable withholding taxes) (such amount, or any greater amount per Share paid pursuant to the Offer (as defined below), being the "Per Share Amount"), without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase and any amendments or supplements hereto or thereto, collectively constitute the "Offer"). After commencement, but prior to consummation, of the Offer, Cable & Wireless intends to transfer all the shares of Purchaser to Cable & Wireless USA, Inc., a Delaware corporation and one of its wholly owned subsidiaries ("Cable & Wireless USA"). See "Section 8. Certain Information Concerning Cable & Wireless, Cable & Wireless USA and Purchaser" for additional information concerning Cable & Wireless, Cable & Wireless USA and Purchaser.

    Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup U.S. federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "Section 5. Certain Federal Income Tax Consequences." Purchaser or Cable & Wireless will pay all charges and expenses of Greenhill & Co., LLC ("Greenhill") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), which are acting as Dealer Managers for the Offer (Greenhill, together with Merrill Lynch, the "Dealer Managers"), Computershare Trust Company of New York (the "Depositary") and MalCon Proxy Advisors, Inc., (the "Information Agent") incurred in connection with the Offer. See "Section 16. Fees and Expenses."

    The Board of Directors of Digital Island (the "Board") has unanimously determined that the Merger Agreement (as defined below) and the transactions contemplated thereby, including each of the Offer and the Merger (as defined below), are fair to, and in the best interest of, the Company and the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including each of the Offer and the Merger, and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

    Credit Suisse First Boston Corporation ("CSFB") has delivered to the Board its written opinion dated May 13, 2001 to the effect that, based upon and subject to various considerations and assumptions described in such opinion, the $3.40 per share cash consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of the written opinion of CSFB is contained in Digital Island's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by Digital Island with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to Digital Island's stockholders with this Offer to Purchase. Digital Island's stockholders are urged to read such opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations of the review undertaken by CSFB.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 14, 2001, by and among Cable & Wireless, Purchaser and Digital Island (the "Merger Agreement"). The Merger Agreement provides that upon the acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Cable & Wireless shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision described in this paragraph) multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and Cable & Wireless bears to the total number of Shares then outstanding of Digital Island. In the Merger Agreement, Digital Island has agreed, at such time, to take all action necessary to cause Cable & Wireless' designees to be elected or appointed as directors of Digital Island, including, without limitation, increasing the size of the Board or seeking and accepting the resignations of incumbent directors.

    The Offer is conditioned upon, among other things, (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least the number of Shares that, when added to the Shares already owned by Cable & Wireless and its direct and indirect wholly owned subsidiaries, if any, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any outstanding convertible securities or upon the exercise of any outstanding options or warrants which are vested as of the date of the Merger Agreement or are capable of vesting during the ninety (90) day period following the consummation of the Offer and have an exercise price of $10.00 per share or less) and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the U.K. Fair Trading Act of 1973, the appropriate provisions of the E.C. Merger Regulation 4064/89 or any other applicable foreign antitrust law, having expired or been terminated prior to the expiration of the Offer. The Offer also is subject to certain other conditions contained in the Offer to Purchase. See "Section 1. Terms of the Offer; Expiration Date," "Section 14. Certain Conditions of the Offer" and "Section 15. Certain Legal Matters and Regulatory Approvals" of the Offer to Purchase, which set forth in full the conditions to the Offer.

    The Merger Agreement provides, among other things, that as promptly as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver, of the conditions described in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into Digital Island (the "Merger"). As a result of the Merger, Digital Island, which will continue as the surviving corporation (the "Surviving Corporation"), will become a wholly owned subsidiary of Cable & Wireless USA, and an indirect wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Digital Island or Shares owned by Purchaser, Cable & Wireless, Cable & Wireless USA or any direct or indirect wholly owned subsidiary of Parent or of Digital Island, and other than Shares held by stockholders who shall have properly demanded and perfected appraisal rights under the DGCL) shall be canceled and converted automatically into the right to receive the Per Share Amount in cash, without interest (but subject to any applicable withholding tax) (the "Merger Consideration"). Stockholders who demand and fully perfect appraisal rights under the DGCL will be entitled to receive, in connection with the Merger, cash for the fair value of their Shares as determined pursuant to the procedures prescribed by the DGCL. See "Section 11. Purpose of the Offer; Plans for Digital Island After the Offer and the Merger; Effect on Convertible Notes." The Merger Agreement is more fully described in "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in "Section 5. Certain Federal Income Tax Consequences."

    The obligations of each party to effect the Merger is subject to the satisfaction or waiver of certain conditions, including the consummation of the Offer, and, if necessary, the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the stockholders of Digital Island. For a more detailed description of the conditions to the Merger, see "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Under the DGCL, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger.

Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, then Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements" and "Section 11. Purpose of the Offer; Plans for Digital Island After the Offer and the Merger; Effect on Convertible Notes."

    Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Board of Digital Island (a majority of which will be appointed by Parent) will be able to approve and adopt the Merger Agreement and the Merger without a vote of the stockholders of Digital Island. In such event, Cable & Wireless, Purchaser and Digital Island have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective in accordance with the DGCL as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of Digital Island. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise, and a vote of the stockholders of Digital Island is required under the DGCL, a significantly longer period of time will be required to effect the Merger. See "Section 11. Purpose of the Offer; Plans for Digital Island After the Offer and the Merger; Effect on Convertible Notes."

    Digital Island has advised Purchaser that, as of May 10, 2001, there were 82,226,556 Shares issued and outstanding, as well as 4,821,317 Shares reserved for issuance pursuant to outstanding employee stock options or stock incentive rights at an exercise price per share below $10.00 per Share, no Shares were held in the treasury of Digital Island and no Shares are held by any subsidiary of Digital Island. Assuming all these options are exercised and outstanding, the Minimum Condition would be satisfied and Purchaser could cause the Merger to become effective in accordance with the DGCL without the approval of any other stockholder of Digital Island, if Purchaser acquires 43,523,937 Shares.

    Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser elects to provide a subsequent offering period, it will notify the Depositary and will make a public announcement thereof on the next business day after the previously scheduled Expiration Date (as defined below).

    No appraisal rights are available in connection with the Offer; however, stockholders of Digital Island may have appraisal rights in connection with the Merger regardless of whether the Merger is consummated with or without a vote of Digital Island's stockholders. See "Section 11. Purpose of the Offer; Plans for Digital Island After the Offer and the Merger; Effect on Convertible Notes."

    The Offer is not being made for (nor will tenders be accepted of) any of the Convertible Notes. Holders of Digital Island's 6% Convertible Notes due February 15, 2005 (the "Convertible Notes") who wish to participate in the Offer must first convert their Convertible Notes into Shares in accordance with the terms of the Indenture dated as of February 29, 2000 between Digital Island and State Street Bank and Trust Company of California, N.A., as Trustee (the "Indenture"), and tender the Shares issued upon such conversion pursuant to the Offer. Under the Indenture, any holder of a Convertible Note may convert the principal amount of such Convertible Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 thereof) into that number of Shares obtained by dividing the principal amount thereof by the conversion price of $131.61 per share (7.5982 Shares per $1,000 principal amount of Convertible Notes), subject to adjustment under certain circumstances. Holders of Convertible Notes who convert such Convertible Notes into Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of any Shares or if any Shares tendered after conversion by any holder of Convertible Notes are not purchased for any reason, the converting holders will no longer have any rights with respect to Shares under the Indenture. According to the Indenture, after consummation of the Merger, each holder of a Convertible Note then outstanding would be entitled to receive the consideration receivable upon consummation of the Merger by such holder of the number of Shares which would have been issuable upon conversion of such Convertible Note immediately prior to the Merger, or $25.83 per $1,000 principal amount of Convertible Notes. See "Section 11. Purpose of the Offer; Plans for Digital Island After the Offer and the Merger; Effect on Convertible Notes."

    Subject to the terms and conditions of the Indenture, upon the consummation of the Offer, the holders of Convertible Notes, will have the right to require Digital Island to repurchase their Convertible Notes at a purchase price equal to the principal amount thereof plus accrued and unpaid interest up to, but excluding, the date of repurchase. See "Section 11. Purpose of the Offer; Plans for Digital Island After the Offer and the Merger; Effect on Convertible Notes."

    This Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully in their entirety before any decision is made with respect to the Offer.

1.  Terms of the Offer; Expiration Date.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not properly withdrawn in accordance with the procedures described in "Section 4. Withdrawal Rights") on or prior to the Expiration Date. "Expiration Date" means 12:00 midnight, New York City time, on Monday, June 18, 2001, unless and until Purchaser (subject to the terms and conditions of the Merger Agreement) shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

    The Offer is subject to the conditions described under "Section 14. Certain Conditions of the Offer," including the satisfaction of the Minimum Condition and the Antitrust Condition. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its sole discretion. Subject to the applicable rules and regulations of the SEC and subject to the terms and conditions of the Merger Agreement, Purchaser also expressly reserves the right to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer; provided, however, that Purchaser may not, without the prior consent of Digital Island, decrease the Per Share Amount, change the form of consideration payable in the Offer, waive the Minimum Condition, reduce the number of Shares to be purchased in the Offer, impose conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer," or amend any term of the Offer in any other manner materially adverse to the holders of Shares.

    The Merger Agreement provides that Purchaser may, without the consent of Digital Island, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Purchaser's obligation to accept Shares for payment shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule or regulation of the SEC, or the staff thereof, applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than 10 business days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer totals less than 90% of the then outstanding Shares. Under the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement and subject to the applicable rules of the SEC), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including upon the occurrence of any of the conditions to the Offer specified in "Section 14. Certain Conditions of the Offer" of the Offer to Purchase, and thereby delay acceptance for payment of, and payment for, any Shares. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See "Section 4. Withdrawal Rights." Under no

circumstances will interest be paid on the purchase price for tendered Shares, whether or not the Offer is extended.

    Cable & Wireless and Purchaser shall consummate the Offer and pay for all Shares validly tendered and not properly withdrawn as promptly as practicable following satisfaction of the Minimum Condition. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right (i) to delay payment for Shares in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer), (ii) to extend or terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified in "Section 14. Certain Conditions of the Offer," and (iii) to amend the Offer or to waive any conditions to the Offer in any respect consistent with the provisions of the Merger Agreement described above, in each case by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary.

    Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service or the Public Relations Newswire.

    If Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act. Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10 business day period. For purposes of the Offer, a "business day" means any day on which the principal offices of the SEC in Washington D.C. are open to accept filings; or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

    Purchaser may provide for a subsequent offering period in connection with the Offer. If Purchaser does provide for such subsequent offering period, subject to the applicable rules and regulations of the SEC, Purchaser may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Shares are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Shares validly tendered (and not properly withdrawn in accordance with the procedures set forth in "Section 4. Withdrawal Rights") prior to the Expiration Date. Shares tendered during the Subsequent Offering Period may not be withdrawn. See "Section 4. Withdrawal Rights." Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period. Any election by the Purchaser to provide for a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period to the Depositary. If Purchaser decides to provide for a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to the Dow Jones New Services or the Public Relations Newswire no later than 9:00 a.m. New York City Time on the next business day after the previously scheduled Expiration Date.

    Digital Island has provided Purchaser with Digital Island's stockholder list and security position listings for the purpose of disseminating the Offer to the holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares whose names appear on Digital Island's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listings.

2.  Acceptance for Payment and Payment for Shares.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment all Shares validly tendered (and not properly withdrawn in accordance with "Section 4. Withdrawal Rights") prior to the Expiration Date promptly after the Expiration Date. Purchaser shall pay for all Shares validly tendered and not properly and promptly withdrawn following the acceptance of Shares for payment pursuant to the Offer. Subject to applicable rules and regulations of the SEC and the terms of the Merger Agreement, Purchaser reserves the right to delay acceptance of or payment for Shares in order to comply in whole or in part with applicable laws. See "Section 1. Terms of the Offer; Expiration Date" and "Section 15. Certain Legal Matters and Regulatory Approvals."

    In all cases (including during any Subsequent Offering Period), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed (or a manually signed facsimile thereof), with any required signature guarantees, in the case of a book-entry transfer, or an Agent's Message (as defined below) and (iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that the participant has received and agrees to be bound by the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    For purposes of the Offer (including during any Subsequent Offering Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders whose Shares have been accepted for payment for the purpose of receiving payments from Purchaser and transmitting such payments to validly tendering stockholders. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

    If Purchaser does not purchase any Shares pursuant to the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

    Valid Tender of Securities.  In order for a holder of Shares to validly tender Shares pursuant to the Offer, the Depositary must receive the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal, at one of its addresses set forth on the back cover of this Offer to Purchase. In addition, either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and the Depositary must receive a Book-Entry Confirmation (including an Agent's Message), in each case prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

    The method of delivery of Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    Book-Entry Transfer.  The Depositary will establish accounts with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, an Agent's Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the expiration of the Subsequent Offering Period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

    Signature Guarantees.  Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agent Medallion Signature Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

    Guaranteed Delivery.  If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

      (i)  such tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

      (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed (or a manually signed facsimile thereof), with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered to the Depositary by hand or mail or by facsimile transmission and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

    In all cases (including any Subsequent Offering Period), payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal.

    Determination of Validity.  All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law and the Merger Agreement or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent or any of their respective affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer, as well as the tendering stockholder's representation and warranty to Purchaser that (i) such stockholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all other Shares or other securities issued or issuable in respect of such Shares), and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

    The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

    Appointment as Proxy.  By executing the Letter of Transmittal, or through delivery of an Agent's Message, as described above, a tendering stockholder irrevocably appoints each designee of Purchaser as such stockholder's agent, attorney-in-fact and proxy, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect thereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked, without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the holders of Shares or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities), including, without limitation, voting at any meeting of Digital Island's stockholders then scheduled.

    Under the "backup withholding" provisions of U.S. federal income tax law, the Depositary may be required to withhold 31% of any payments of cash pursuant to the Offer. To prevent backup federal income tax withholding with respect to payment to certain stockholders of the purchase price of Shares purchased pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

4.  Withdrawal Rights.

    Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, also may be withdrawn at any time after July 19, 2001. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on Purchaser's behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this "Section 4. Withdrawal Rights," subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw such stockholder's shares. If Purchaser decides to include a Subsequent Offering Period, during such Subsequent Offering Period, stockholders may not withdraw Shares previously tendered in the Offer and stockholders may not withdraw Shares tendered during the Subsequent Offering Period. See "Section 1. Terms of the Offer; Expiration Date."

    For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as described in "Section 3. Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the Shares being withdrawn.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Cable & Wireless or any of their respective affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following one of the procedures described in "Section 3. Procedures for Accepting the Offer and Tendering Shares."

5.  Certain Federal Income Tax Consequences.

    General.  The following discussion is a summary of the material United States federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger (whether upon receipt of the Merger Consideration or pursuant to the proper exercise of dissenter's rights). This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed Treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to holders as described herein.

    Holders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular holders in light of their particular circumstances, such as holders who are dealers in securities; are subject to the alternative minimum tax provisions of the Internal Revenue Code; are foreign persons; do not hold their Shares as capital assets; acquired their Shares in connection with stock option or stock purchase plans or in other compensatory transactions; or acquired their Shares as part of an integrated investment such as a hedge, straddle or other risk reduction transaction.

    In addition, the following discussion does not address the tax consequences of the Offer and the Merger under foreign, state or local tax laws. Accordingly, holders are urged to consult their own tax advisors as to the specific tax consequences to them of the Offer and the Merger, including the applicable federal, state, local and foreign tax consequences.

  Gain or Loss Recognized on Sale or Exchange.

    The receipt of cash in exchange for the Shares pursuant to the Offer and the receipt of cash in exchange for the Shares pursuant to the Merger (whether as Merger Consideration or pursuant to the proper exercise of dissenter's rights) will both be taxable transactions for federal income tax purposes. A holder of Shares generally will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss. Individual holders will be subject to tax on the net amount of such gain at a maximum rate of 20%, provided that the Shares were held for more than one year. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. Stockholders should consult their own tax advisors in this regard.

  Information Reporting and Backup Withholding.

    Payments in connection with the Offer or the Merger may be subject to backup withholding at a rate of 31%. Backup withholding generally applies if a holder (i) fails to furnish such holder's social security number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to properly report interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such holder's correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons, including corporations and financial institutions generally, are exempt from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each holder should consult with such holder's own tax advisor as to such holder's qualifications for exemption from withholding and the procedure for obtaining such exemption.

6.  Price Range of Shares; Dividends.

    The Shares are listed and principally traded on Nasdaq under the symbol "ISLD." Digital Island went public on June 29, 1999. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on Nasdaq as reported on the Dow Jones News Service. No dividends have been declared or paid on the Shares during the quarters indicated.

	High	Low
Fiscal 1999:
First Quarter	—	—
Second Quarter (since June 29, 1999)	$20.50	$8.66
Third Quarter	$40.44	$12.75
Fourth Quarter	$156.94	$20.44
Fiscal 2000:
First Quarter	$129.50	$54.88
Second Quarter	$61.25	$15.50
Third Quarter	$57.38	$18.00
Fourth Quarter	$21.63	$2.94
Fiscal 2001:
First Quarter	$7.22	$1.50
Second Quarter	$6.78	$1.63

    On May 11, 2001, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $3.13. On May 18, 2001, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $3.35. As of May 16, 2001, the approximate number of holders of record of Shares was 802.

    Stockholders are urged to obtain a current market quotation for the Shares.

7.  Certain Information Concerning Digital Island.

    Except as otherwise described in this Offer to Purchase, all of the information concerning Digital Island contained in this Offer to Purchase, including financial information, has been furnished by Digital Island or has been taken from or based upon publicly available information. Neither Cable & Wireless, Cable & Wireless USA nor Purchaser assumes any responsibility for the accuracy or completeness of this information or for any failure by Digital Island to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Cable & Wireless, Cable & Wireless USA or Purchaser.

    General.  Digital Island is a Delaware corporation with its principal executive offices located at 45 Fremont Street, San Francisco, California 94105. Digital Island's telephone number at that address is (415) 738-4100. Digital Island is a global e-Business delivery network and offers a suite of services for enterprises that use the Internet to deploy critical business applications and conduct e-commerce worldwide. Digital Island offers a managed Internet infrastructure that integrates content delivery, hosting, intelligent networking and applications services. Digital Island targets global enterprises that increasingly rely on the Internet to conduct business, but are constrained by the unreliability, slow performance and limited range of functions of the public Internet. Digital Island's customers use its services and proprietary technology to facilitate the deployment of a wide variety of electronic commerce applications, including online marketing and sales, customer service, fulfillment, software, document and multimedia distribution and online training.

    Financial Information.  The following selected consolidated financial information relating to Digital Island has been taken or derived from the audited consolidated financial statements for the fiscal years ended September 30, 1998, 1999 and 2000 contained in Digital Island's Annual Report on Form 10-K for the fiscal year ended September 30, 2000 (the "2000 Form 10-K") and the unaudited financial statements for the six months ended March 31, 2001 contained in Digital Island's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (the "March 31, 2001 Form 10-Q") and is qualified in its entirety by reference to such reports and all of the financial statements and related notes contained therein. The 2000 Form 10-K, the March 31, 2001 Form 10-Q, and other documents may be examined and copies may be obtained from the offices of the SEC as described below.

    The financial information for the six-month period ended March 31, 2001 has not been audited and, in the opinion of the management of Digital Island, reflects all adjustments (consisting of normal recurring adjustments) which are necessary for a fair presentation of such information. Results for the six-month period are not necessarily indicative of results for the full year.

DIGITAL ISLAND, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(in thousands, except per share data)

	Years Ended September 30,			Six Months Ended March 31,
	1998	1999	2000	2001	2000
Revenue	$2,343	$12,431	$59,055	$64,470	$18,929
Costs and expenses:
Cost of revenue	9,039	29,496	111,695	94,130	39,897
Sales and marketing	4,847	16,010	50,901	38,313	20,502
Product development	1,694	6,357	21,586	19,887	7,192
General and administrative	2,845	6,595	24,450	31,772	8,757
Depreciation	547	3,235	27,572	33,412	8,371
Amortization of intangible assets	—	18	162,623	145,998	53,383
Stock compensation expense	487	3,207	2,662	— (a)	— (a)
Impairment of goodwill and intangible assets	—	—	—	1,039,200	—

Total costs and expenses	19,459	64,918	401,489	1,402,712	138,102

Loss from operations	(17,116)	(52,487)	(342,434)	(1,338,242)	(119,173)
Interest income	482	2,040	26,286	14,976	4,914
Interest expense	(128)	(494)	(13,571)	(11,660)	(2,382)
Other income (expense)	—	5	(140)	1,446	(43)

Loss before income taxes	(16,762)	(50,936)	(329,875)	(1,333,480)	(116,684)
Provision for income taxes	2	2	16	491	7

Net loss	$(16,764)	$(50,938)	$(329,859)	$(1,333,971)	$(116,691)

Basic and diluted net loss per share	$(7.50)	$(4.58)	$(5.59)	$(16.99)	$(2.36)

Weighted average shares outstanding used in per share calculation	2,236,452	11,127,462	58,996,935	78,522,835	49,386,278

(a)
For the six-month periods ended March 31, 2001 and March 31, 2000 stock compensation expense was allocated to cost of revenue ($866 and $751, respectively); sales and marketing ($1,711 and $410, respectively); product development ($845 and $157, respectively); and general and administrative ($1,693 and $165, respectively).

Consolidated Balance Sheet Data:

	September 30,
				March 31, 2001
	1998	1999	2000
Cash and cash equivalents	$5,711	$43,315	$176,929	$197,392
Investments	10,123	31,691	413,671	142,336
Working capital	12,883	59,506	443,411	254,535
Total assets	22,617	107,648	2,116,126	816,323
Long-term obligations, including current portion	3,992	11,092	365,236	377,786

Total stockholders' equity	$15,490	$79,218	$1,681,985	$355,891

    Certain Projected Financial Data of Digital Island.  Prior to entering into the Merger Agreement, Cable & Wireless conducted a due diligence review of Digital Island and in connection with such review received certain projections of Digital Island's future operating performance. Digital Island does not in the ordinary course publicly disclose projections and these projections were not prepared with a view to public disclosure and are included herein only because they were provided to Cable & Wireless. Digital Island has advised Cable & Wireless and Purchaser that these projections were prepared by Digital Island's management based on numerous assumptions, including, among others, projections of revenues, operating income, benefits and other expenses, depreciation and amortization, capital expenditures and working capital requirements. No assurances can be given with respect to any such assumptions. These projections do not give effect to the Offer or the potential combined operations of Cable & Wireless or any of its affiliates and Digital Island or any alterations that Parent or any of its affiliates may make to Digital Island's operations or strategy after the consummation of the Offer. The information set forth below is presented for the limited purpose of giving the stockholders access to the financial projections prepared by Digital Island's management that were made available to Cable & Wireless in connection with the Merger Agreement and the Offer.

	Fiscal Year Ending September 30,
	2001		2002	2003	2004	2005
	(in millions, except percent data)
Total Revenue	$153.3		$308.8	$583.9	$939.0	$1,407.6
Cost of Revenue	185.2		174.2	241.6	340.4	476.2
Gross Profit	(31.9)		134.6	342.3	598.6	931.4
Gross Margin	(21%	)	44%	59%	64%	66%
EBITDA	$(192.4)		$(41.8)	$117.2	$313.3	$566.8
EBITDA Margin	(125%	)	(14% )	20%	33%	40%
Total Capital Expenditures	$206.5		$90.0	$132.2	$129.6	$129.1
Ending Cash and Short Term Investments	$147.0		$(24.0)	$(103.0)	$(7.0)	$297.0

    Certain matters discussed herein, including, but not limited to these projections, are forward-looking statements that involve risks and uncertainties. Forward-looking statements include those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions and also the information described above under "Certain Projected Financial Data of Digital Island." While presented with numerical specificity, these projections were not prepared by Digital Island in the ordinary course and are based upon a variety of estimates and hypothetical assumptions which may not be accurate, may not be realized, and also are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict, and most of which are beyond the control of Digital Island. Accordingly, there can be no assurance that any of the projections will be realized and the actual results for the fiscal years ending September 30, 2001, 2002, 2003, 2004 and 2005 may vary materially from those shown above.

    In addition, these projections were not prepared in accordance with generally accepted accounting principles, and neither Cable & Wireless', Cable & Wireless USA's, Purchaser's nor Digital Island's independent accountants have examined or compiled any of these projections or expressed any conclusion or provided any other form of assurance with respect to these projections and accordingly assume no responsibility for these projections. These projections were prepared with a limited degree of precision, and were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections, which would require a more complete presentation of data than as shown above. The inclusion of these projections in this Offer to Purchase should not be regarded as an indication that any of Cable & Wireless, Cable & Wireless USA, Purchaser or Digital Island or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events and the projections should not be relied on as such. Neither Cable & Wireless, Cable & Wireless USA, Purchaser, nor any other person to whom these projections were provided assumes any responsibility for the accuracy or validity of the foregoing projections. Neither Cable & Wireless, Cable & Wireless USA, Purchaser nor any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Digital Island compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

    Available Information.  Digital Island is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Digital Island's directors and officers, their remuneration, stock options granted to them, the principal holders of Digital Island's securities and any material interest of such persons in transactions with Digital Island is required to be disclosed in proxy statements distributed to Digital Island's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also may be obtained by mail, upon payment of the SEC's customary fees, by writing to the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC.

8.  Certain Information Concerning Cable & Wireless, Cable & Wireless USA and Purchaser.

    General.  Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 124 Theobalds Road, London, WC1X 8RX England and its telephone number is +44 (207) 315-4000. Purchaser is a wholly owned subsidiary of Parent. After commencement, but prior to consummation, of the Offer, Cable & Wireless intends to transfer its ownership of all the shares of Purchaser to Cable & Wireless USA.

    Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

    Cable & Wireless USA is a Delaware corporation, with its principal offices located at 8219 Leesburg Pike, Vienna, Virginia 22182. Cable & Wireless USA's telephone number is (703) 905-5785. All of the outstanding shares of capital stock of Cable & Wireless USA are owned by Cable & Wireless Holdings, Inc., a Virginia corporation, which is a wholly owned subsidiary of C&W Global Businesses International, SaRL, a company organized under the laws of Luxembourg ("C&W Global"). C&W Global is a direct wholly owned subsidiary of C&W Western Hemisphere, SaRL, a company organized under the laws of Luxembourg, which is a wholly owned subsidiary of C&W International Holdings Ltd., a company organized under the laws of Ireland, which is a wholly owned subsidiary of C&W International Treasury, a company organized under the laws of Ireland, which is a wholly owned subsidiary of C&W Global Finance, Ltd., a company organized under the laws of England, which is a wholly owned subsidiary of C&W Western Hemisphere, Ltd., a company organized under the laws of England and which is a wholly owned subsidiary of Parent. Cable & Wireless USA serves as the holding company for businesses of Cable & Wireless in the United States and is responsible for developing, coordinating and maintaining the overall business strategy of Cable & Wireless in the United States.

    Cable & Wireless is a public limited company incorporated under the laws of England and Wales with its principal executive offices located at 124 Theobalds Road, London WC1X 8RX, England. The telephone number of Cable & Wireless is +44 (207) 315-4000. Cable & Wireless is a major global telecommunications business with revenue of over £9 billion (US$13 billion) in the year ended March 31, 2000, and customers in 70 countries. Cable & Wireless' focus for future growth is on IP (Internet protocol) and data services and solutions for business customers. It is developing advanced IP networks and value-added services in the U.S., Europe and the Asia-Pacific region in support of this strategy. With the capability of its global IP infrastructure and its strength in key markets, Cable & Wireless holds a unique position in terms of global coverage and services to business customers.

    The name, business address, current principal occupation or employment, five-year employment history and citizenship of each executive officer and director of the Cable & Wireless, Cable & Wireless USA and Purchaser are set forth in Schedule I hereto.

    Except as set forth in this Offer to Purchase, neither Cable & Wireless, Cable & Wireless USA, Purchaser nor, to the best knowledge of Cable & Wireless, Cable & Wireless USA and Purchaser, any person listed on Schedule I hereto, or any majority owned subsidiary or associate of Cable & Wireless, Cable & Wireless USA, Purchaser or of any person so listed, owns beneficially or has a right to acquire any Shares, and, except as set forth in this Offer to Purchase, neither Cable & Wireless, Cable & Wireless USA or Purchaser or, to the best knowledge of Cable & Wireless, Cable & Wireless USA and Purchaser, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, effected any transactions in the Shares during the past 60 days.

    Except as described in this Offer to Purchase, neither Cable & Wireless, Cable & Wireless USA, Purchaser nor, to the best knowledge of Cable & Wireless, Cable & Wireless USA and Purchaser, any person listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Digital Island, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Digital Island, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies. Except as disclosed herein, there have been no contacts, negotiations or transactions since May 14, 1999, between Cable & Wireless, Cable & Wireless USA or Purchaser or, to the best knowledge of Cable & Wireless, Cable & Wireless USA and Purchaser, any person listed on Schedule I hereto, on the one hand, and Digital Island or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as set forth herein, neither Cable & Wireless, Cable & Wireless USA, Purchaser nor, to the best knowledge of the Cable & Wireless, Cable & Wireless USA and Purchaser, the persons listed on Schedule I hereto, has had any business relationships or has entered into any transactions with Digital Island or any of its executive officers, directors or affiliates that would be required to be disclosed herein pursuant to the rules and regulations of the SEC.

    Cable & Wireless is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, documents and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Cable & Wireless and its directors and officers, their remuneration, options granted to them, the principal holders of Cable & Wireless' securities and any material interest of such persons in transactions with Cable & Wireless is required to be disclosed in proxy statements and other information filed by Cable & Wireless should be available for inspection and copying at the SEC in the same manner as set forth with respect to information concerning Digital Island in Section 7 above under "Available Information." Such material also should be available at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York.

9.  Financing of the Offer and the Merger.

    The total amount of funds required by Purchaser to consummate the Offer and the Merger and to pay related fees and expenses, including repayment of the Convertible Notes, is estimated to be approximately $640 million. Cable & Wireless and its affiliates will finance the Offer and the Merger with internally available funds.

10. Background of the Offer; the Merger Agreement and Related Agreements.

    Background of the Offer and the Merger.  On an ongoing basis, Digital Island's board of directors has evaluated Digital Island's financial performance against its business plan and strategic alternatives, including potential business combinations and strategic investments. Between February and August 2000, Digital Island's executive management and board of directors evaluated the impact of certain developments in Digital Island's industry, including potential changes in the competitive landscape, as well as the impact of current market and economic conditions, on Digital Island's short-term and long-term strategies. Based on this evaluation, Digital Island's board of directors and executive management, in consultation with its outside financial advisor, CSFB, determined that an acquisition of Digital Island would be one of the possible courses of action that could enhance stockholder value.

    Beginning in August 2000, Digital Island and CSFB contacted numerous potential acquirors, but deteriorating market conditions stalled most discussions in the preliminary stages. On August 15, 2000, at the request of Digital Island, CSFB contacted representatives of Cable & Wireless to determine Cable & Wireless' interest in a strategic transaction with Digital Island. After considering the proposal, on September 12, 2000, representatives of Cable & Wireless subsequently contacted CSFB to determine if representatives of Digital Island's management team would be available to meet with Cable & Wireless' representatives during a planned visit to the United States on September 21, 2000. During this period, Cable & Wireless was considering a wide range of strategic options and meeting with various companies as part of its evaluation process. On September 21, 2000, Cable & Wireless and Digital Island executed and delivered a confidentiality agreement, and discussions between the parties' representatives took place relating to Digital Island's business model and its implication on Digital Island's financial condition and future performance.

    On October 10, 2000, a representative of Cable & Wireless provided a list of questions to CSFB to be used as part of Cable & Wireless' due diligence review. On November 29, 2000, Cable & Wireless sent to San Francisco a small team of representatives to conduct a preliminary due diligence investigation and to meet with certain members of Digital Island's management team to further discuss Digital Island, its products and its marketing and business development strategies.

    During the period September through December, 2000, Cable & Wireless' management held numerous meetings and telephone conversations to consider the strategic alternatives available to it, including the potential advantages which might result from combining certain of the operations of Cable & Wireless with those of Digital Island, as well as the potential advantages any such combination might create for Cable & Wireless' customers. This process culminated on January 16, 2001, with the approval by

Cable & Wireless' management of a strategic plan for Cable & Wireless' United States operations which concluded that acquisitions should be considered in the sphere of activities in which Cable & Wireless would engage.

    In late January 2001, CSFB and Digital Island's executive management began a process to solicit a private investment to finance its operations. During the preliminary stages of the process, Digital Island's executive management and CSFB approached a number of potential investors.

    At the end of January, 2001, Cable & Wireless engaged both Greenhill and Merrill Lynch as its financial advisors in connection with its decision to pursue a potential business combination involving Digital Island.

    On February 2, 2001, representatives of CSFB contacted representatives of Cable & Wireless to determine if Cable & Wireless had any interest in making a strategic investment in Digital Island, and thereafter provided to Cable & Wireless copies of Digital Island's publicly available information, its business model and a preliminary investment term sheet. Representatives of Cable & Wireless contacted CSFB's representatives on February 9, 2001, to advise them that Cable & Wireless was in the process of examining the material provided to it by CSFB and was interested in exploring opportunities involving Digital Island.

    Greenhill and Merrill Lynch contacted representatives of CSFB on February 13, 2001, to indicate that they had been engaged to represent Cable & Wireless and to again express Cable & Wireless' interest in participating in Digital Island's process. During this conversation, Greenhill and Merrill Lynch also inquired as to whether a sale of Digital Island was still being considered, and were informed that Digital Island was at that time evaluating the possibility of raising equity from potential strategic partners and no longer was actively exploring a sale of Digital Island. However, Greenhill and Merrill Lynch also were informed by CSFB at that time that should a proposal for an acquisition be received by Digital Island during the process, it would be carefully considered.

    On February 16, 2001, representatives of Greenhill and Merrill Lynch contacted representatives of CSFB and stated that Cable & Wireless was interested in more than making a strategic investment in Digital Island and was interested in acquiring Digital Island. CSFB indicated that Digital Island's intent was to raise strategic equity capital, but Digital Island would not actively discourage Cable & Wireless from doing its due diligence and providing an acquisition proposal. However, it would be Digital Island's preference that Cable & Wireless be a strategic investor and provide necessary capital. CSFB also was told that certain representatives of Cable & Wireless wished to speak to Digital Island's chief executive officer, and other representatives of Digital Island, on February 26, 2001, to make clear their intent. Additionally, Greenhill and Merrill Lynch indicated that Cable & Wireless and its representatives wished to schedule additional due diligence meetings, including management presentations, from February 28, 2001 to March 2, 2001. Additional information provided by other representatives of CSFB confirmed Cable & Wireless' interest in acquiring Digital Island.

    On February 22, 2001, in response to Cable & Wireless' request, CSFB provided to Greenhill and Merrill Lynch a list of available due diligence materials. In return, Greenhill and Merrill Lynch supplied to CSFB a list of Cable & Wireless' representatives that would be participating in the due diligence sessions, a list of requests for one-on-one interviews with members of Digital Island's management, and a list of due diligence questions by functional area.

    Between February 28, 2001, and March 2, 2001 (inclusive), members of Cable & Wireless' management and representatives of Greenhill, Merrill Lynch, Pillsbury Winthrop LLP, Cable & Wireless' legal counsel ("Pillsbury Winthrop"), and other advisors retained by Cable & Wireless met in San Francisco with representatives of Digital Island, CSFB, and Brobeck, Phleger & Harrison LLP, legal counsel to Digital Island ("Brobeck"), to discuss Digital Island's products, strategy, technology and recent acquisitions. While in San Francisco, Cable & Wireless' representatives commenced business, financial, technical and legal due diligence investigations of Digital Island and its operations. In addition to the customary aspects of the due diligence process, Cable & Wireless held numerous discussions with members of Digital Island's senior management. Cable & Wireless' due diligence investigation continued after conclusion of the March 2, 2001, meetings with requests for additional information and for responses to specific questions being made primarily by representatives of Greenhill and Merrill Lynch to representatives of CSFB.

    On March 6, 2001, representatives of Greenhill and Merrill Lynch contacted representatives of CSFB to indicate that their client would like to schedule a conference call with certain representatives of Digital Island. Representatives of Greenhill and Merrill Lynch indicated that the overall sentiment at Cable & Wireless towards a transaction was positive, that their client and its legal team continued to do the necessary work to come to a conclusion and that the entire team was very encouraged by the information provided to date. Merrill Lynch and Greenhill warned that Cable & Wireless would be unlikely to provide a specific proposal during the requested conference call, but one of the conversation topics would be the manner and the time required to arrive at a proposal.

    On March 23, 2001, Cable & Wireless delivered to Digital Island a letter stating its interest to proceed with further due diligence and its non-binding intent to discuss the possibility of proceeding with an acquisition of Digital Island, indicating a possible price per share of Digital Island's common stock equal to a 75% premium to the then market price of Digital Island's common stock, subject to successful completion of its ongoing due diligence.

    During the week of March 26, 2001, Digital Island met with representatives of CSFB and Brobeck to review Cable & Wireless' proposal letter and determined that, based on the terms and conditions set forth in such letter, Digital Island would permit Cable & Wireless and its representatives to complete their due diligence investigation with the expectation that Cable & Wireless would continue to work toward proposing an acquisition of one hundred percent of Digital Island.

    On March 27, 2001, representatives of CSFB spoke to representatives of Merrill Lynch and Greenhill about the timing of the transaction proposed by Cable & Wireless. CSFB, Greenhill and Merril Lynch were unable to agree upon a timetable for negotiating and executing definitive agreements relating to a transaction. Representatives of CSFB told representatives of Greenhill and Merrill Lynch that it would need more details on the steps necessary to reach a proposal to adequately counsel the Digital Island Board. The parties also scheduled additional meetings to discuss the details and resolve outstanding due diligence matters.

    On March 31, 2001, representatives of Cable & Wireless provided a list of final due diligence questions to be addressed during the upcoming meetings in San Francisco.

    During the week of April 5, 2001, representatives of Cable & Wireless conducted additional on-site due diligence review in San Francisco, including meetings with members of Digital Island's senior management. In addition to examining in further detail the topics discussed in previous sessions, Digital Island's executive management provided insight into projected results for the fiscal second quarter ended March 31, 2001. Also discussed were the potential synergies and the business model of the combined operations. Cable & Wireless presented its corporate overview as well as overviews of its network, software and hosting businesses.

    On April 6 and 7, 2001, Digital Island's chief executive officer had two days of meetings in London with certain representatives of Cable & Wireless including the chief executive officer of Cable & Wireless. During the meetings, Cable & Wireless indicated that there were still several outstanding issues, including concerns regarding the effect of the transaction on Digital Island's convertible subordinated notes. Cable & Wireless' chief executive officer indicated concern regarding Digital Island's financial condition and proposed path to profitability.

    On April 13, 2001, Digital Island's chief executive officer spoke to representatives of Cable & Wireless regarding the timing of an acquisition proposal. It was agreed that Cable & Wireless' process would be to come to an agreement on terms, after which a joint business plan would be constructed. Cable & Wireless' representatives did not promise to propose a price until the following week, but indicated that Greenhill and Merrill Lynch would send terms and conditions during the following week.

    From April 17 through April 22, 2001, Cable & Wireless and its financial and legal advisors reviewed the results of the due diligence investigation and obtained the approvals of Cable & Wireless' senior management necessary to proceed with the proposed transaction. During this period, on April 17, 2001, Pillsbury Winthrop delivered to Cable & Wireless, Greenhill and Merrill Lynch for their review and comment an initial draft of the Merger Agreement. Cable & Wireless' management and its legal and financial advisors held a telephone conference on April 19, 2001, to discuss the proposed Merger Agreement and the terms and conditions of the offer which would be submitted to Digital Island. All such activity was conducted with the support and approval of Cable & Wireless' senior management.

    On April 23, 2001, Cable & Wireless sent to Digital Island a letter outlining the proposed terms of its offer more specifically than the March 23rd letter, delivering the draft Merger Agreement to Digital Island and requesting that Digital Island reply no later than April 30, 2001. The offer did not include a written notification of the value of the offer, either in the aggregate or on a per share basis. Greenhill and Merrill Lynch did, however, indicate to CSFB verbally that the price per share being offered by Cable & Wireless as of the date the preliminary and non-binding offer was submitted was $2.25 per Share. The closing price of Digital Island's common stock on April 23, 2001 was $2.32 per share.

    After carefully considering the terms of Cable & Wireless' offer, including the terms and conditions of the draft Merger Agreement, and meeting with its financial and legal advisors, the Board instructed CSFB to contact Greenhill and Merrill Lynch and indicate that Digital Island was interested in engaging in negotiations with Cable & Wireless relating to the sale of Digital Island provided that the price per Share offer was increased by Cable & Wireless to at least $3.25. Digital Island's Board requested that Brobeck convey to Pillsbury Winthrop the principal issues raised by the draft Merger Agreement and did so during a conference call on Thursday, April 26, 2001 with the legal and financial advisors of Cable & Wireless.

    During the week of April 30, 2001, representatives of Greenhill and Merrill Lynch contacted representatives of CSFB to indicate that Parent wished to proceed toward completion of its due diligence investigation and to have its legal representatives engage in contract discussions with Digital Island's legal representatives. However, Cable & Wireless would not agree to increase its offer to $3.25 per Share as requested by CSFB. Representatives of Cable & Wireless indicated verbally to Digital Island's representatives that Cable & Wireless might be willing to increase its offer if certain favorable developments were to occur with respect to the business and affairs of Digital Island.

    Although no definitive per share price had been established, the Board directed Digital Island's management and advisors to continue holding discussions with Cable & Wireless and its representatives. From April 30 through May 4, 2001, Digital Island's and Cable & Wireless' legal and financial representatives continued to engage in discussions regarding the principal terms and conditions (excluding price) of the proposed acquisition.

    Upon instructions received from representatives of Cable & Wireless, representatives of Pillsbury Winthrop and Brobeck met on May 9, 2001, in San Francisco to discuss the draft Merger Agreement but did not reach agreement with respect to the principal terms and conditions to be contained therein. Later that same day, Cable & Wireless' legal and financial advisors updated Cable & Wireless' management on the proposed terms of a transaction, the status of the outstanding issues (including the principal terms and conditions of the Merger Agreement and the price per Share to be paid) and the status of the ongoing negotiations.

    On May 10, 2001, Digital Island issued a press release announcing a new agreement with Microsoft Corporation pursuant to which Digital Island would deliver all of Microsoft's online advertisements. Subsequent to the issuance of the press release, the trading price per share of Digital Island's common stock increased from $2.00, the closing price per share on May 9, 2001, the day immediately preceding the announcement of the Microsoft agreement, to $3.69, the closing price per share of Digital Island's common stock on May 10th.

    On May 10, 2001, representatives of Cable & Wireless' management, along with its legal and financial advisors, met to review and discuss the proposed transaction, including the offer price. Greenhill and Merrill Lynch subsequently met with representatives of CSFB to discuss the offer price. During this meeting, Cable & Wireless' financial advisors informed CSFB that Cable & Wireless had been prepared to consider a price per Share in excess of its original $2.25, potentially as high as the $3.25 requested by the Board. However, as a consequence of the significant increase in the NASDAQ trading price of the Shares on Thursday, May 10, Cable & Wireless was not then in a position to make a determination with respect to any increase in the price per Share it would be willing to offer. The financial advisors of each of Digital Island and Cable & Wireless agreed to defer all discussions relating to price per Share until after the close of the financial markets on Friday, May 11, 2001. Also on May 10, 2001, representatives of Cable & Wireless and Digital Island, along with each of their respective advisors, continued negotiations with respect to the draft Merger Agreement.

    After the close of the financial markets on May 11, 2001, representatives of Greenhill and Merrill Lynch met with representatives of CSFB to indicate that Parent's board of directors had preliminarily approved an offer price of $3.40 per Share, and also to convey Cable & Wireless' position on the principal issues raised by the draft Merger Agreement which remained unresolved. Concurrently with such meeting, certain of Digital Island's key employees met with representatives of Cable & Wireless to discuss employment and retention matters. A meeting between representatives of the parties' respective financial advisors was convened later that evening whereupon CSFB informed Greenhill and Merrill Lynch that it had reviewed with Digital Island the revised offer of Cable & Wireless and that Digital Island's counter-proposal was $4.10 per Share. Representatives of CSFB also communicated Digital Island's counter-proposal on the principal contractual issues previously communicated by Greenhill and Merrill Lynch. On May 12, 2001, Greenhill and Merrill Lynch telephoned CSFB to communicate that they had received authorization from Cable & Wireless to accept Digital Island's counter-proposal with respect to the Merger Agreement; however, the price per Share being offered by Cable & Wireless remained at $3.40.

    On May 12, 2001, certain members of Digital Island's Board held a special telephonic meeting to discuss the proposed per share offer price as well as the outstanding issues regarding the specific terms of the transaction. Representatives of CSFB and Brobeck, as well as other members of Digital Island's management team, briefed Digital Island's Board on the current status of discussions with Cable & Wireless, as well as the terms and implications of the proposed acquisition. Due to the absence of two of the members of Digital Island's Board, no motion was forwarded with respect to the proposal at that time. Additionally, Digital Island's chief executive officer had a conversation with the chief executive officer of Cable & Wireless during which our counter-proposal of $4.10 per share was rejected.

    On May 13, 2001, the Board reconvened in its entirety and held a special telephonic meeting of the Board. During the meeting of the Board, members of Digital Island's management and representatives of CSFB and Brobeck provided Digital Island's Board with an update on the terms of the Merger Agreement and related documents, retention plans and diligence items. Digital Island's Board also received an opinion from CSFB that, as of the date of the meeting, the $3.40 cash per Share that would be received by the holders thereof in the Merger Agreement was fair from a financial point of view to Digital Island's stockholders. Following additional discussion of the terms of the proposed acquisition, the Board unanimously:

  •
  determined that the Merger Agreement is advisable and fair to, and in the best interests of, Digital Island and its stockholders, the Offer and all of the transactions contemplated thereby are approved and declared advisable;

  •
  approved the execution, delivery and performance of the Merger Agreement and the completion of the transactions contemplated by the Merger Agreement, including the Merger and the Offer; and

  •
  declared the advisability of the Merger Agreement and resolved to recommend acceptance of the Offer and adoption of the Merger Agreement by the holders of Shares.

    CSFB contacted representatives of Greenhill and Merrill Lynch after the Board meeting on Sunday, May 13, 2001, to indicate that the Board had accepted Cable & Wireless' offer of $3.40 per Share, subject to finalization of certain contractual terms in accordance with its earlier proposal on the outstanding issues.

    From the afternoon of May 13, 2001 through the morning of May 14, 2001, the parties resolved all outstanding contractual issues and Dali Acquisition Corp., Cable & Wireless and Digital Island executed the definitive Merger Agreement as of May 14, 2001. Four executive officers of Digital Island also executed as of May 14, 2001, employment agreements, copies of which have been filed as exhibits to the Schedule 14D-9 that Digital Island has filed with the Commission in connection with the Offer and which are described in this Section 10 of this Offer to Purchase.

    On the morning of May 14, 2001, Cable & Wireless and Digital Island issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release issued by Cable & Wireless has been filed as an exhibit to the Tender Offer Statement on Schedule TO-C filed by Cable & Wireless and Purchaser with the SEC in connection with the Offer and is incorporated herein by reference.

THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") filed by Parent, Cable & Wireless USA and Purchaser with the SEC in connection with the Offer. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The Merger Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning Digital Island."

    The Offer.  The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than 5 business days after the date of the Merger Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in "Section 14. Certain Conditions of the Offer" hereof. Parent and Purchaser have agreed that without the prior written consent of Digital Island no change in the Offer may be made which decreases the Per Share Amount or changes the form of consideration payable in the Offer, waives the Minimum Condition, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to those set forth in "Section 14. Certain Conditions of the Offer" hereof, or amends any terms of the Offer in any other manner materially adverse to the holders of the Shares without the prior consent of Digital Island.

    Conduct of Business by Digital Island Pending the Merger.  Pursuant to the Merger Agreement, Digital Island has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Cable & Wireless shall otherwise agree in writing and except for actions taken or omitted for the purpose of complying with the Merger Agreement, the businesses of Digital Island and its subsidiaries (collectively the "Subsidiaries" and, individually, a "Subsidiary") shall be conducted only in the ordinary course of business and in a manner consistent with Digital Island's current business plan; and Digital Island shall use its reasonable best efforts to preserve intact the business organization of Digital Island, to keep available the services of the current officers, employees and consultants of Digital Island and to preserve the current relationships of Digital Island with customers, suppliers and other persons with which Digital Island has business relations.

    The Merger Agreement provides that, by way of amplification and not limitation, except as expressly contemplated therein, Digital Island shall not, between the date of the Merger Agreement and the Effective Time, directly or indirectly, do, any of the following, without the prior written consent of Cable & Wireless (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents; (b) (i) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of Digital Island or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Digital Island or any Subsidiary or (B) except in the ordinary course of business, except the issuance of Shares pursuant to the exercise of Company Stock Options or pursuant to the ESPP or pursuant to the Warrants or the Convertible Notes, any property or assets of Digital Island or any Subsidiary, (ii) modify any Company Stock Options outstanding on the date of the Merger Agreement, or (iii) accelerate the vesting or other benefit of any option, shares, or award whether or not pursuant to Digital Island Stock Option Plans, other than in accordance with the express terms of such option, share or award as in effect immediately prior to the Merger Agreement; (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary of Digital Island, to Digital Island or any other Subsidiary; (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (or securities convertible into or exercisable for any shares of its capital stock) except for acquisition of restricted stock held by employees of Digital Island and its Subsidiaries upon termination upon employment; (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any interest in any corporation, partnership, other business organization or person or any division thereof or any significant amount of assets, except in the ordinary course of business and in a manner consistent with Digital Island's current business plan, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans, investments, capital contributions or advances, (iii) enter into any material contract or agreement other than in the ordinary course of business and in a manner consistent with Digital Island's current business plan, (iv) authorize any capital expenditure in excess of $500,000 in the aggregate except to the extent consistent with Digital Island's existing business plan, or (v) enter into or amend any material contract, agreement, commitment or arrangement with respect to any of the foregoing matters; (f) increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees, agents or other representatives except for increases in the ordinary course of business in salaries or wages of employees of Digital Island or any Subsidiary or, except as otherwise provided pursuant to the terms of agreements in effect on January 1, 2001, grant any severance or termination pay to, or enter into any new severance agreement with any director, officer, employee, agent or other representative of Digital Island or of any Subsidiary, or enter into any employment agreement with any director, officer, employee, agent or other representative (other than with a newly hired employee) of Digital Island or any Subsidiary, or establish, adopt, enter into or amend (except as may be required by law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; (g) except as required by applicable law or by U.S. GAAP, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, practices or procedures; (h) incur any material obligation to make any payment of, or in respect of, any Tax, take or cause to be taken, any action that would prevent Digital Island from filing a consolidated federal Tax Return for the year ending September 30, 2001 except in the ordinary course of business, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender, settle or compromise any material Tax claim, liability, audit or assessment, surrender any rights to claim any material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing in any material respect the Tax liability or reducing any Tax asset of Digital Island; (i) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of Digital Island's material rights thereunder, except for amendments, modifications or consents which are not materially adverse to Digital Island's rights and expected benefits under any such Material Contract; (j) settle any material Action; or (k) publicly announce an intention, enter into any formal or informal agreement (oral or written) or otherwise make a commitment, to do any of the foregoing.

    Company Board Representation.  The Merger Agreement provides that, upon acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Cable & Wireless shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to the provision described in this paragraph), multiplied by the percentage that the aggregate number of Shares beneficially owned by Cable & Wireless or any affiliate of Parent following such purchase bears to the total number of Shares then outstanding, and Digital Island shall, at such time, take all action necessary to cause Cable & Wireless' designees to be elected as directors of Digital Island, including, without limitation, increasing the size of the Board and seeking and accepting the resignations of incumbent directors. The Merger Agreement also provides that, at such time, Digital Island shall use its best efforts to cause persons designated by Cable & Wireless to constitute the number of members of each committee of the Board (and the board of directors of each Subsidiary of Digital Island (and each committee thereof)) that represents the same percentage as such individuals represent on the Board. Notwithstanding the foregoing, until the Effective Time, Cable & Wireless and Company have agreed to use their reasonable best efforts to ensure that at least two members of the Board as of the date of the Merger Agreement who are not employees of Digital Island remain members of the Board until the Effective Time.

    The Merger Agreement provides that, following the election or appointment of Cable & Wireless' designees in accordance with the provision described above and until the Effective Time, any amendment of the Merger Agreement, any termination of the Merger Agreement by Digital Island, any extension by Digital Island of the time for the performance of any of obligation or action under the Merger Agreement of Cable & Wireless or Purchaser, or waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Digital Island, will require the approval of at least two (2) members of the Board of Digital Island then in office who were neither designated by Cable & Wireless and who are not employees of Digital Island.

    Conditions to the Merger.  Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (a) if and to the extent required by the DGCL, the Merger Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of Digital Island; (b) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, the Fair Trading Act, and the E.C. Merger Regulation, shall have expired or been terminated; (c) no provision of any applicable Law and no judgment, restraining order, preliminary or permanent injunction, order or decree of any court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of prohibiting or enjoining the consummation of the Merger; and (d) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall, at the sole discretion of Digital Island, be deemed satisfied if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

    The Merger.  The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and in accordance with the DGCL, Purchaser shall be merged with and into Digital Island. As a result of the Merger, the separate corporate existence of Purchaser will cease and Digital Island will continue as the Surviving Corporation. Upon consummation of the Merger, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Digital Island or Shares owned by Purchaser, Cable & Wireless or any direct or indirect wholly owned subsidiary of Cable & Wireless or of Digital Island, and any Shares which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who have properly and perfected appraisal rights under the DGCL) shall be canceled and converted automatically into the right to receive an amount equal to the Per Share Amount (the "Merger Consideration").

    Pursuant to the Merger Agreement, each Share held in treasury of Digital Island and each Share owned by Purchaser, Cable & Wireless or any direct or indirect wholly owned subsidiary of Cable & Wireless or of Digital Island immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto, and each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    The Merger Agreement provides that Sarah Byrne-Quinn, Robert Drolet, Avery Duff, J. Daniel Fitz, Marc Lefar, R. Michael McTighe and Donald Reed will be the initial directors of the Surviving Corporation and that the officers of Digital Island immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. Subject to the Merger Agreement, at the Effective Time, the Certificate of Incorporation of Digital Island, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law (as defined below) and such Certificate of Incorporation; provided, however, that, at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety so that it will read as Purchaser's Certificate of Incorporation, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: "The name of the corporation is Digital Island, Inc." Subject to the Merger Agreement, at the Effective Time and without any further action on the part of Digital Island or Purchaser, the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

    Stockholders' Meeting.  Pursuant to the Merger Agreement, Digital Island, acting through the Board, shall, if required by applicable Law in order to consummate the Merger, duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (collectively, the "Transactions"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

    Proxy Statement.  The Merger Agreement provides that Digital Island shall, if approval of Digital Island's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, file with the SEC under the Exchange Act, and use its best efforts to have cleared by the SEC promptly, a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall cause the Proxy Statement and all required amendments and supplements thereto to be mailed to stockholders of Digital Island at the earliest practicable time. Ditigal Island has agreed to include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Purchaser or Cable & Wireless (other than as provided in the Merger Agreement), the unanimous recommendation of the Board that the stockholders of Digital Island approve and adopt the Merger Agreement and the Transactions and to use its reasonable best efforts to obtain such approval and adoption. Cable & Wireless and Purchaser have agreed to cause all Shares then owned by them and their subsidiaries, if any, to be voted in favor of approval and adoption of the Merger Agreement and the Transactions. The Merger Agreement provides that, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, Cable & Wireless, Purchaser and Digital Island will take all necessary and appropriate action to cause the Merger to become effective, in accordance with the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of Digital Island's stockholders.

    Access to Information.  Pursuant to the Merger Agreement, until the Effective Time, Digital Island shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors, agents and other representatives of Digital Island and the Subsidiaries to, afford the officers, employees, representatives and agents of Cable & Wireless and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, and other facilities, books and records (including contracts and agreements) of Digital Island and each Subsidiary, and shall furnish Cable & Wireless and Purchaser with such financial, operating and other data and information as Cable & Wireless or Purchaser, through its officers, employees or agents, may reasonably request, provided that the fulfillment of any such request shall not unreasonably interfere with the conduct of the business of Digital Island.

    Employee Stock Options and Other Employee Benefits.  Outstanding stock options under Digital Island's 1999 Stock Incentive Plan and 2000 Supplemental Stock Option Plan, each as amended through the date of the Merger Agreement (the "Stock Option Plans") or assumed by Digital Island pursuant to the terms of the Sandpiper Networks, Inc. 1997 Stock Plan and SoftAware, Inc. 1999 Stock Option/Stock Issuance Plan, outstanding rights to purchase Shares under Digital Island's 1999 Employee Stock Purchase Plan, as amended through the date of the Merger Agreement (the "ESPP") and outstanding Shares issued under Digital Island's 1999 Stock Incentive Plan pursuant to the option exchange program implemented by Digital Island in April 2001 (the "Restricted Stock") shall be treated as set forth below.

    Immediately prior to the completion of the Offer, each outstanding option to purchase Shares under the Stock Option Plans (each, a "Company Stock Option") which, according to its terms would accelerate upon a "change in control" as defined in the Stock Option Plans or the applicable Company Stock Option agreement, and which has an exercise price that is equal to or greater than the Per Share Amount, shall vest and become exercisable for all of the Shares subject to those Options and those Options shall be cancelled upon the completion of the Offer. Immediately prior to the Effective Time, each Company Stock Option which according to its terms would accelerate upon a "corporate transaction" as defined in the Stock Option Plans or the applicable Company Stock Option agreement, which has an exercise price that is equal to or greater than the Per Share Amount, shall vest and become exercisable on an accelerated basis for all of the Shares subject to those Options and shall be cancelled at the Effective Time.

    Upon the completion of the Offer, except as otherwise agreed upon in writing between a holder of a Company Stock Option ("Optionholder") and Parent, each Company Stock Option which, according to its terms would accelerate upon a "change in control" as defined in the Stock Option Plans or the applicable Company Stock Option agreement, and which has an exercise price that is less than the Per Share Amount shall be cancelled and such cancellation shall not result in any acceleration of vesting or exercisability of such Company Stock Option due to a "change in control." Instead, each Optionholder shall be entitled to a cash payment per Option Share equal to the difference between the exercise price of the Optionholder's Company Stock Option and the Per Share Price (the "Cancellation Payment"). To the extent that the Optionholder's Company Stock Option was vested and exercisable in accordance with its terms immediately prior to completion of the Offer (without regard to any provisions for acceleration of vesting on a change in control), the Cancellation Payment shall be paid by Purchaser to the Optionholder at the completion of the Offer upon surrender of the Company Stock Option. The remainder of the Cancellation Payment shall be made at such times as the Company Stock Option would have vested in accordance with its terms if it had continued in effect, provided that the Optionholder meets the terms and conditions of vesting set forth in Digital Island Stock Option Plans or the applicable Company Stock Option agreement.

    At the Effective Time, except as otherwise agreed upon in writing between the Optionholder and Parent, each Company Stock Option which, according to its terms would accelerate upon a "corporate transaction" as defined in Digital Island Stock Option Plans or the applicable Company Stock Option agreement, and which has an exercise price that is less than the Per Share Amount shall be cancelled and such cancellation shall not result in any acceleration of vesting or exercisability of such Company Stock Option due to a "corporate transaction." Instead, each holder of a cancelled Company Stock Option (each, an "Optionholder") shall be entitled to the Cancellation Payment. To the extent that the Optionholder's Company Stock Option was vested and exercisable in accordance with its terms immediately prior to cancellation (without regard to any provisions for acceleration of vesting on a change in control), the Cancellation Payment shall be paid by Cable & Wireless to the Optionholder at the Effective Time upon surrender of the Company Stock Option. The remainder of the Cancellation Payment shall be made at such times as the Company Stock Option would have vested in accordance with its terms if it had continued in effect, provided that the Optionholder meets the terms and conditions of vesting set forth in the Stock Option Plans or the applicable Company Stock Option agreement.

    Under the Merger Agreement, Digital Island has agreed to use its best efforts to provide all participants in the ESPP with at least ten (10) days written notice of consummation of the Offer and of their choice to (A) terminate their outstanding purchase rights and have all payroll deduction amounts refunded to them, or (B) let their outstanding purchase rights under the ESPP be exercised automatically on one final purchase date immediately prior to the consummation of the Offer. Each participant who elects to receive a refund of his or her payroll deductions shall promptly receive the cash equal to his or her payroll deductions for the final purchase interval. The ESPP shall terminate with the final purchase date, and no further purchase rights shall be granted under the terminated ESPP.

    Upon the completion of the Offer, except as otherwise agreed upon in writing between the holder of Restricted Stock, (each, a "Restricted Stockholder"), and Digital Island and the Parent, the Restricted Stock issued and outstanding immediately prior to the change in control shall be cancelled and forfeited, and such cancellation and forfeiture shall not result in any accelerated vesting of the Restricted Stock under the terms of the applicable Restricted Stock issuance agreement between the Restricted Stockholder and Digital Island due to a "change in control" or "corporate transaction". Instead, each Restricted Stockholder shall be entitled to receive a Cancellation Payment equal to the Per Share Amount multiplied by the number of shares of Restricted Stock he or she held immediately prior to the completion of the Offer. To the extent that the Restricted Stockholder's Restricted Stock was vested in accordance with its terms immediately prior to completion of the Offer (without regard to any provisions for accelerated vesting of the Restricted Stock on a change in control or corporate transaction), the Cancellation Payment shall be paid by Purchaser to the Restricted Stockholder at the completion of the Offer. The remainder of the Cancellation Payment shall be made at such times as the Restricted Stock would have vested in accordance with the terms of the Restricted Stockholder's Restricted Stock issuance agreement if it such agreement had continued in effect, provided that the Restricted Stockholder meets the terms and conditions of vesting set forth in Digital Island Stock Option Plans and the applicable Restricted Stock issuance agreement.

    Effective as of the Effective Time, Digital Island shall take all necessary action, including obtaining the consent of the individual Optionholders and Restricted Stockholders, if necessary, to (A) terminate the Stock Option Plans, (B) cancel, upon the completion of the Offer or the Effective Time, as applicable, each outstanding Company Stock Option that is outstanding and unexercised, whether or not vested and exercisable as of such date, and (C) cancel upon the completion of the Offer, each Outstanding Restricted Share, whether or not vested as of such date.

    From and after the Effective Time, Cable & Wireless shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of Digital Island and the Subsidiaries with respect to benefits or entitlements that accrued prior to the Effective Time that are applicable to any current or former employees or directors of Digital Island or any Subsidiary. Employees of Digital Island or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with Digital Island or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and provided further that in determining the amount of vacation pay owed to any such Company employee from and after the Effective Time under the applicable terms of the vacation plan of the Surviving Corporation, credit shall be given for such employee's service with Digital Island or any Subsidiary prior to the Effective Time.

    With respect to any employee benefit plans in which any employees of Digital Island or any Subsidiary first become eligible to participate on or after the Effective Time or in which the employees of Digital Island or any Subsidiary did not participate prior to the Effective Time, Cable & Wireless shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of Digital Island or any Subsidiary under any such plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous plan prior to the Effective Time; (ii) provide each employee of Digital Island and the Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket co-payment requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; and (iii) with respect to flexible spending accounts, provide each employee of Digital Island and its subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided that the foregoing shall not apply to the extent it would result in duplications of benefits.

    Directors' and Officers' Indemnification Insurance.  The Merger Agreement provides that after the Effective Time, Cable & Wireless shall and shall cause the Surviving Corporation to indemnify each person who is now, or has been at any time prior to the Effective Time, a director or officer of Digital Island or any Subsidiary (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by Law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or state Law. The Merger Agreement further provides that Cable & Wireless shall cause the

Surviving Corporation and any of its Subsidiaries (or their successors) to maintain in effect for a period of six (6) years provisions in its certificate of incorporation or by-laws or equivalent organizational documents providing for indemnification and exculpation of Indemnified Parties, to the extent set forth in Digital Island's Certificate of Incorporation and By-laws as of the date of the Merger Agreement with respect to facts or circumstances occurring at or prior to the Effective Time; provided that the foregoing shall not in any way restrict or preclude any sale, liquidation or dissolution of any Subsidiary of Cable & Wireless (including the Surviving Corporation) at any time after the Effective Time.

    The Merger Agreement also provides that Cable & Wireless shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Digital Island and its Subsidiaries on the date hereof (provided that Cable & Wireless may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as the insured) with respect to facts or circumstances occurring at or prior to the Effective Time. Cable & Wireless agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under the Merger Agreement.

    Further Action; Reasonable Best Efforts.  The Merger Agreement provides that, subject to its terms and conditions, each of the parties thereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, if any, under the HSR Act, the Fair Trading Act, the E.C. Merger Regulation or any other applicable foreign antitrust filing with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with Digital Island and the Subsidiaries as are necessary for the consummation of the Transactions, and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Cable & Wireless will be required to (A) accept any prohibition or limitation on the ownership or operation by Digital Island, Cable & Wireless, Purchaser or any of their Subsidiaries of any business or assets of Digital Island, Cable & Wireless, Purchaser or any of their Subsidiaries or compel Digital Island, Cable & Wireless, Purchaser or any of their Subsidiaries, as a result of the Transactions, to dispose of or to hold separate any business or assets of Digital Island, Cable & Wireless, Purchaser or any of their Subsidiaries or (B) divest any Shares which, in the case of each of clauses (A) and (B) of this paragraph, has an economic detriment to Parent or Digital Island that is material in relation to Digital Island and its Subsidiaries taken as a whole. At any time after the Effective Time, the proper officers and directors of each party to the Merger Agreement shall use their reasonable best efforts to take any further action is necessary or desirable to carry out the purposes of the Merger Agreement.

    The Merger Agreement also provides that each of the parties thereto will cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

    Indebtedness of Digital Island.  Pursuant to the Merger Agreement and as and to the extent necessary for Digital Island to comply with its obligations under the Indenture, Cable & Wireless has agreed to provide Digital Island the funds necessary for Digital Island to comply with such obligations when and if such obligations become due and payable as a result of the consummation of the Offer. Pursuant to the terms of the Indenture and the Merger Agreement Digital Island has agreed to give or to cause the trustee under the Indenture to give Notice (as such term is defined in the Indenture) on, and not prior to, the thirtieth (30th) day following the date on which funds are transferred by Cable & Wireless or Purchaser to the Paying Agent pursuant to the Offer.

    Representations and Warranties.  The Merger Agreement contains various customary representations and warranties of the parties thereto including, among others, representations by Digital Island as to the absence of certain changes or events concerning Digital Island's business, compliance with law, filings and financial statements, litigation, employee benefit plans, labor and employment matters, property and leases, intellectual property, environmental matters, taxes, material contracts, customers and suppliers, insurance and brokers.

    Nonsolicitation.  Under the Merger Agreement, Digital Island has agreed that it shall not and shall cause its Subsidiaries not to, and shall use its best efforts to cause the officers, directors, employees and other agents and advisors (including, without limitation, any investment bank, attorney or accountant retained by Digital Island) of Digital Island and its Subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or knowingly encourage or otherwise knowingly facilitate any Acquisition Proposal or any inquiries, proposals or offers from any Person (other than Cable & Wireless or Purchaser) relating to any Acquisition Proposal, (ii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Digital Island or any Subsidiary or (iii) furnish any information to or participate in any discussions or negotiations with any Person that has made or, to the Knowledge of Digital Island, intends to make an Acquisition Proposal except to the extent the foregoing could not reasonably be expected to be relevant to an Acquisition Proposal; provided, however, that nothing contained in this paragraph shall prohibit the Board from taking any action described in clause (iii) above with respect to any Person that has made an unsolicited (as such term relates to the period from and after the date hereof) bona fide written Superior Proposal if, and only to the extent that, (A) the acceptance for payment of any Shares pursuant to the Offer shall not have occurred, (B) the Board, after consultation with outside legal counsel, determines in good faith that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties under the DGCL or its duties or obligations under other applicable Law, and (C) prior to taking such action, Digital Island receives from such Person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement. Within twenty-four (24) hours after determining to take any action described in clause (iii) of the preceding sentence, Digital Island shall notify Cable & Wireless of any such Superior Proposal (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), and shall thereafter inform Cable & Wireless on a prompt basis of any material changes to the terms and conditions of such Superior Proposal and, upon the reasonable request of Parent, any material change to the status of any discussion with such third party. Digital Island shall, and shall cause its Subsidiaries and the officers, directors, employees and other agents and advisors of Digital Island and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of the Merger Agreement with any parties with respect to any Acquisition Proposal. Nothing contained in the Merger Agreement prevents the Board from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal; provided, however, that in connection therewith Digital Island and the Board of Directors shall be subject to the provisions of the next paragraph.

    Notwithstanding anything in the Merger Agreement to the contrary, the Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Cable & Wireless or Purchaser, its approval or recommendation of the Merger Agreement, the Offer or the Merger unless the Board, after consultation with its outside legal counsel, determines in good faith that such action is required by its fiduciary duties under the DGCL or under other applicable law; provided, however, the Board may not approve or recommend an Acquisition Proposal (or in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger) (including with respect to any statements pursuant to Rule 14e-2 under the Exchange Act) unless (i) the Acquisition Proposal is a Superior Proposal, (ii) Digital Island has complied in all material respects with is nonsolicitation obligations in the Merger Agreement, (iii) it determines in good faith (after consultation with its outside legal counsel) that such action is required by its fiduciary duties under the DGCL or under other applicable Law and (iv) Digital Island has negotiated, and the Board has determined to enter into, a definitive agreement with respect to the Superior Proposal; and provided further, (x) the Board in the twenty-four (24) hours subsequent to the determination described in clause (iv) of the foregoing proviso notifies Cable & Wireless of such determination and of all the material terms and conditions of such definitive agreement, (y) the Board is prohibited for a period of three (3) calendar days after the date of receipt by Cable & Wireless of such notification from executing the definitive agreement relating to such Superior Proposal and from approving or recommending such Superior Proposal (or, in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement, the Offer or the Merger) and during such three (3) day period Parent is permitted to make any such adjustment to the terms and conditions of the Merger Agreement as Parent deems advisable (the "Adjusted Agreement") and (z) the Board determines that the Acquisition Proposal reflected by the definitive agreement is a Superior Proposal relative to the Adjusted Agreement. In the event that the Board is permitted by the foregoing to approve or recommend an Acquisition Proposal, it may terminate the Merger Agreement. In the event that the Board, pursuant to clause (z) of the second preceding sentence, determines that the Acquisition Proposal reflected by the definitive agreement is not a Superior Proposal relative to the Adjusted Agreement, Digital Island will execute an amendment to the Merger Agreement to conform the Merger Agreement to the Adjusted Agreement and will terminate all discussions with such other Person.

    Termination.  The Merger Agreement provides that it may be terminated and the Merger and the other Transactions, may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Merger Agreement and the Transactions by the stockholders of Digital Island:

    (a) by mutual written consent of each of Cable & Wireless, Purchaser and Digital Island duly authorized by the Boards of Directors of Cable & Wireless, Purchaser and Digital Island; or

    (b) by either Cable & Wireless or Digital Island if (i) the Effective Time shall not have occurred on or before February 9, 2002; provided, however, that this right to terminate the Merger Agreement shall not be available to any party whose failure to fulfill any covenant, agreement, conditions or other obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before such dates, or (ii) any Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, injunction, order, decree or ruling or taken any other action which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

    (c) by Cable & Wireless if (i) due to an occurrence or circumstance that would result in a failure to satisfy any condition set forth in "Section 14. Certain Conditions of the Offer" hereto, Purchaser shall have (A) failed to commence the Offer within 30 days following the date of the Merger Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless the existence of any such condition set forth in "Section 14. Certain Conditions of the Offer" hereto shall have been caused by or resulted from the failure of Cable & Wireless or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in the Merger Agreement, or the breach by Cable & Wireless or Purchaser of any of their representations or warranties contained in the Merger Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Merger Agreement, the Offer or the Merger, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

    (d) by Digital Island, upon approval of the Board, if Purchaser and Cable & Wireless (i) fails to commence the Offer within 30 days following the date of the Merger Agreement, (ii) terminates the Offer without having accepted any Shares for payment thereunder or (iii) fails to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (i), (ii) or (iii) above is caused by or is a result of the failure of Digital Island to perform, in any material respect, any of its material covenants or agreements contained in the Merger Agreement or the breach in any material respect by Digital Island of any of its representations or warranties contained in the Merger Agreement;

    (e) by Parent prior to the purchase of Shares pursuant to the Offer in the event Digital Island breaches of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (i) would give rise to the failure of a condition set forth in paragraphs (e) or (f) of "Section 14. Certain Conditions of the Offer" and (ii) in the case of a breach of a material agreement or covenant, cannot be or is not cured within ten (10) days after giving written notice to Digital Island, or, in the case of a breach of a representation or warranty, cannot be or is not cured within twenty (20) days after giving written notice by Digital Island;

    (f) by Digital Island, if (i) any of the representations or warranties of Cable & Wireless or Purchaser set forth in the Merger Agreement (without regard to materiality qualifiers contained therein) are not true and correct in any respect, except to the extent the effect of such breach, either individually or in the aggregate with all other such breaches, does not have a material adverse effect on Cable & Wireless, or (ii) Cable & Wireless or Purchaser fails to perform in any material respect any material obligation or comply in any material respect with any material agreement or covenant of Cable & Wireless or Purchaser to be performed or complied with by it under the Merger Agreement and, in the case of (i), such untruth or incorrectness cannot be or is not cured within thirty (30) days after giving written notice to Cable & Wireless or Purchaser, and, in the case of (ii), such failure cannot be or is not cured within twenty (20) days after the giving of written notice to Cable & Wireless or Purchaser; or

    (g) by the Board of Directors of Digital Island pursuant to the termination rights described above under "Nonsolicitation."

    Effect of Termination.  In the event of the termination of the Merger Agreement, the Merger Agreement will become void, and there shall be no liability on the part of any party thereto, except (i) as set forth below under the section entitled "Fees" and (ii) nothing in the Merger Agreement shall relieve any party from liability for any breach thereof prior to the date of such termination, provided, however, that the Confidentiality Agreement shall survive any termination of the Merger Agreement.

    Fees.  The Merger Agreement provides that in the event that the Merger Agreement is terminated pursuant to

    (i)(A) paragraph (c) above in "Termination" (as a result of the failure of the Minimum Condition) or paragraph (e) above in "Termination" (provided neither Cable & Wireless nor Purchaser is in breach in any material respect of any of its representations, warranties and covenants set forth in the Merger Agreement to the extent (and only to the extent) such breach causes the basis for termination of the Merger Agreement pursuant to paragraph (e) above in "Termination,") (B) prior to such termination any Person shall have commenced, publicly proposed or communicated to Digital Island an Acquisition Proposal that is publicly disclosed and which shall be continuing and not withdrawn prior to the date of such termination, and (C) within one hundred eighty (180) days after such termination, Digital Island consummates either (1) a merger, consolidation, or other business combination between Digital Island and any other Person (other than Parent of an Affiliate thereof) or (2) the sale of more than thirty-five percent (35%) (in voting power) of the voting securities of Digital Island to the Person making such Acquisition Proposal or the sale of thirty-five percent (35%) or more (in fair market value) of the assets of Digital Island;

    (ii) paragraph (c) above in "Termination;" or

    (iii) paragraph (g) above in "Termination;"

Digital Island will pay Cable & Wireless promptly (but in no event later than one Business Day after the first of such events shall have occurred) a fee in an amount equal to $8,400,000 (the "Termination Fee"), Cable & Wireless payable in immediately available funds.

    Except as set forth under this Section "Fees," all costs and expenses incurred in connection with the Merger Agreement and the Transactions (including reasonable attorney's fees and expenses), shall be paid by the party incurring such expenses, whether or not any Transaction is consummated. In the event that Digital Island shall fail to pay all or any portion of the Termination Fee it shall also pay interest on such unpaid amount, commencing on the date that the Termination Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus two percent.

RELATED AGREEMENTS

    Employment Arrangements.  Digital Island is party to employment agreements with each of the executive officers (other than Mr. Thompson, who resigned on April 30 of this year) as described in Digital Island's 2001 proxy statement. Of these executive officers, Ms. Ruann Ernst (President and Chief Executive Officer), Mr. Charles Picasso (Chief Operating Officer), Mr. Timothy Wilson (Chief Marketing Officer) and Mr. Addo Barrows (Vice-President, Treasurer) have entered into new employee agreements with Digital Island and Cable & Wireless. Copies of these agreements are filed with the SEC as exhibits to the Tender Offer Statement on Schedule TO. These new employment agreements, which will become effective only upon the successful completion of the Offer and are contingent upon such completion, supercede all prior understandings or agreements with respect to such executive officers' employment with Digital Island. The following summarizes certain provisions of these agreements.

    Pursuant to these employment agreements, each executive (i) irrevocably waives any and all claims to benefits that would have been receivable on account of a "change in control" of or a "corporate transaction" with respect to Digital Island, including but not limited to salary continuation payments, bonus payments, and acceleration of vesting of Restricted Stock or Company Stock Options, and (ii) agrees that any Company Stock Options and Restricted Stock granted to the executive under the Stock Option Plans will be cancelled and forfeited. Instead, under the employment agreements, each executive will be entitled to awards of restricted shares of Cable & Wireless ("Restricted Parent Shares"), determined in the following manner: (i) the "rollover value" of the executive's cancelled shares of Restricted Stock will be determined by multiplying the number of such shares by the Per Share Amount paid in the Offer; (ii) the "rollover value" of the executive's cancelled Company Stock Options will be determined by multiplying the number of shares of Company common stock subject to such Company Stock Option by the excess, if any, of the Per Share Amount paid in the Offer over the exercise price in effect for that Company Stock Option (any Company Stock Option which has an exercise price equal to or greater than the Per Share Amount will have a zero rollover value); (iii) the combined rollover value of the executive's Restricted Stock and Company Stock Options will then be divided by the average closing selling price per common share of Parent for the five (5) consecutive trading days ending with the completion date of the Offer to determine the aggregate number of Restricted Parent Shares (the "ARPS"); and (iv), the executive's ARPS will be awarded in installments on specified anniversaries of the completion of the Offer over the 24-month period following the completion of the Offer. The combined rollover value for each executive officer is as follows: Ms. Ernst ($2,411,364); Mr. Picasso ($1,113,332); Mr. Wilson ($810,902); and Mr. Barrows ($75,278). In addition, subject to substantial achievement of Company performance against the agreed business plan, the executive may be awarded bonus shares of Cable & Wireless stock in specified percentages of the ARPS, for each executive, payable at specified installment dates.

    In connection with each executive's continued employment with Digital Island, such executive also will be granted (within 45 days following the completion of the Offer) stock options to purchase common shares of Cable & Wireless with an exercise price per share equal to the closing selling price per share on the date of grant (the "Parent Options"). The aggregate exercise price of the executive's stock options generally will be equal to a specified multiple of annual base salary. Cable & Wireless expects to adopt and obtain the requisite shareholder approval of a plan under which these stock options would vest at a rate of 25% per year over the four-year period measured from the date of grant. In the absence of the requisite shareholder approval, these stock options will vest in accordance with the performance-based and other requirements of the Cable & Wireless' current Senior Employees Share Option Scheme.

    The stock-based compensation package described above, including the Parent Options and the Restricted Parent Shares, is contingent on approval by the Board of Directors of Cable & Wireless. If the Board of Directors of Cable & Wireless does not approve this compensation package, the executive instead will be provided with cash payments on each relevant vesting date that provide the same economic benefit as the proposed Parent Options and Restricted Parent Shares.

    In consideration for each executive's continued employment with Digital Island, each executive will be paid a deferred bonus generally equal to a multiple of annual base salary. If the executive remains employed with Digital Island for a period of three consecutive months after the successful completion of the Offer, the executive will be paid 40% of such bonus; the remaining 60% will be paid if the employee remains with Digital Island for an additional six months thereafter.

    If Digital Island terminates the executive's employment with Digital Island for any reason other than for Cause or if the executive terminates her employment with Digital Island for Good Reason (as Cause and Good Reason are defined in the executive's employment agreement), then (a) the executive's Parent Options and Restricted Parent Shares will vest fully and immediately, and the executive generally will also immediately vest in and become entitled to the maximum number of corresponding bonus shares, (b) the executive will be entitled to salary continuation payments at the base salary effective at the time of termination for a period of between six and twelve months, and (c) the executive and eligible dependents will be entitled to continued health care coverage under Digital Island's group health plan at no cost to the executive for a period of between six and twelve months.

    If Digital Island terminates the executive's employment with Digital Island for any reason other than for Cause or if the executive terminates her employment with Digital Island for Good Reason (as Cause and Good Reason are defined in the executive's employment agreement) within nine months of the completion of the Offer, the executive will be entitled to payment of that portion of the deferred bonus that was unpaid on the date of termination.

    If the executive terminates employment (other than for Good Reason) with Digital Island during the 12-month period commencing immediately after the completion of the Offer, the executive will be entitled to a severance payment equal to the sum of (a) the amount the executive would have received if the executive had exercised all Company Stock Options that would have become vested had the options continued in effect until termination of employment (without regard to any Company Stock Options that would have vested solely on account of a "change in control" or "corporate transaction" as defined in the Stock Option Plans or the applicable Company Stock Option agreement) and tendered the stock acquired upon exercise under the Offer, plus (b) the amount the executive would have received if the executive had tendered under the Offer all shares of Restricted Stock that would have become vested had the executive continued to hold the Restricted Stock until termination of employment (without regard to any shares of Restricted Stock that would have vested solely on account of a "change in control" or "corporate transaction" as defined in the Stock Option Plans or the applicable Restricted Stock issuance agreement).

    Confidentiality Agreement.  The following is a summary of certain provisions of the Confidentiality Agreement dated September 21, 2000 (the "Confidentiality Agreement") between Cable & Wireless and Digital Island. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is incorporated herein by reference, and a copy of which has been filed with the SEC as an exhibit to the Schedule TO. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Confidentiality Agreement. The Confidentiality Agreement may be examined and copies may be obtained at the places set forth in "Section 7. Certain Information Concerning Digital Island."

    The Confidentiality Agreement provides that the Receiving Party of Proprietary Information (a) except as required by law, shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person, other than its Representatives who are actively and directly participating in the Proposed Transaction or who otherwise need to know the Proprietary Information to evaluate the Proposed Transaction, and shall cause those persons to observe the terms of the Confidentiality Agreement; (b) shall not use Proprietary Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction in a manner the Disclosing Party has approved; and (c) except as required by law, shall not disclose to any person (other than its Representatives who are actively and directly participating in the Proposed Transaction or who otherwise need to know the Proprietary Information to evaluate the Proposed Transaction) any information about the Proposed Transaction, or the terms and conditions or any other facts relating thereto, including, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives. The parties to the Confidentiality Agreement agreed that for a period of eighteen (18) months from the date of the Confidentiality Agreement neither party would directly or indirectly solicit to employ any person who was then employed by the other party.

11. Purpose of the Offer; Plans for Digital Island After the Offer and the Merger; Effect on Convertible Notes.

    Purpose of the Offer.  The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Cable & Wireless to acquire control of, and the entire equity interest in, Digital Island. The Offer, as the first step in the acquisition of Digital Island, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is for Cable & Wireless to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, Digital Island will become a wholly owned subsidiary of Cable & Wireless USA and an indirect wholly owned subsidiary of Cable & Wireless.

    Under the DGCL, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Transactions, including the Offer and the Merger. The Board has unanimously determined that the Merger Agreement and the Transactions, including each of the Offer and the Merger, are fair to, and in the best interests of, Digital Island and the holders of Shares, has approved, adopted and declared advisable the Merger Agreement and the Transactions, including each of the Offer and the Merger (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof) and has resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt the Merger Agreement and the Transactions. Unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of Digital Island is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

    In the Merger Agreement, Digital Island has agreed to duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the Transactions, if such action is required by the DGCL in order to consummate the Merger. Cable & Wireless and Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the approval and adoption of the Merger Agreement and Merger.

    The Merger Agreement provides that, promptly upon the acceptance of Shares by Purchaser of Shares pursuant to the Offer, Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such acceptance. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements." Purchaser expects that such representation would permit Purchaser to exert substantial influence over Digital Island's conduct of its business and operations.

    Short-Form Merger.  Under the DGCL, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve the Merger without a vote of Digital Island's stockholders. In such event, Cable & Wireless, Purchaser and Digital Island have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as promptly as reasonably practicable after such acquisition, without a meeting of Digital Island's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of Digital Island's stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger.

    Appraisal Rights.  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders who have not tendered their Shares will have certain rights under the DGCL to dissent from the Merger and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment from the Surviving Corporation equal to such fair value. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

    In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

    Neither Cable & Wireless nor Purchaser intends to object, assuming the proper procedures are followed, to the exercise of appraisal rights by any stockholder and the demand for appraisal of, and payment in cash for the fair value of, Shares. Cable & Wireless intends, however, to cause the Surviving Corporation to argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of each Share is less than or equal to the Merger Consideration. In this regard, stockholders should be aware that opinions of investment banking firms as to the fairness from a financial point of view (including CSFB) are not necessarily opinions as to "fair value" under Section 262.

    The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any dissenters' rights under the DGCL. The preservation and exercise of dissenters' rights require strict adherence to the applicable provisions of the DGCL.

    Going Private Transactions.  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it or its affiliates. Purchaser believes that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning Digital Island and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

    Plans for Digital Island.  Except as disclosed in this Offer to Purchase, neither Cable & Wireless, Cable & Wireless USA nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving Digital Island or any of its subsidiaries, or any material changes in Digital Island's capitalization, corporate structure, business or composition of its management. Cable & Wireless and Cable & Wireless USA will continue to evaluate and review Digital Island and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how optimally to realize any potential benefits which arise from the rationalization of the operations of Digital Island with those of other business units and subsidiaries of Cable & Wireless and Cable & Wireless USA. Such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Cable & Wireless and Cable & Wireless USA acquire control of Digital Island, Cable & Wireless and Cable & Wireless USA will complete such evaluation and review of Digital Island and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring Digital Island through changes in Digital Island's business, corporate structure, Certificate of Incorporation, By-laws, capitalization or management or could involve consolidating and streamlining certain operations and reorganizing other businesses and operations.

    Cable & Wireless, Cable & Wireless USA, Purchaser or an affiliate of Cable & Wireless may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as they shall determine, which may be more or less than the price paid in the Offer.

    Effect on Convertible Notes.  According to the March 31, 2001 Form 10-Q, $345,000,000 aggregate principal amount of the Convertible Notes was outstanding as of such date. The Offer is not being made for (nor will tenders be accepted of) any of the Convertible Notes. Holders of Convertible Notes who wish to participate in the Offer must first convert their Convertible Notes into Shares in accordance with the terms of the Indenture, and then tender the Shares issued upon such conversion pursuant to the Offer. Under the Indenture, any holder of a Convertible Note may convert the principal amount of such Convertible Note (or any portion equal to $1,000 or any integral multiple of $1,000) into that number of Shares obtained by dividing the principal amount thereof by the conversion price of $131.61 per share (7.5982 Shares per $1,000 principal amount of Convertible Notes), subject to adjustment under certain circumstances. Holders of Convertible Notes who convert such Convertible Notes into Shares will have no right under the Indenture to revoke an effective conversion. Accordingly, if the Offer terminates or expires without the purchase of any Shares or if any Shares tendered after conversion by any holder of Convertible Notes are not purchased for any reason, the converting holders will no longer have any rights with respect to Shares under the Indenture.

    Under the Indenture, after consummation of the Merger, each holder of a Convertible Note then outstanding would be entitled to receive, upon conversion, the amount of shares of stock and other securities and property (including cash) receivable upon the Merger by the holders of the number of Shares which would have been issuable upon conversion of such Convertible Note immediately prior to such Merger. Accordingly, each $1,000 principal amount of Convertible Notes would be convertible into $25.83 upon consummation of the Merger.

    The Indenture provides that Digital Island may not consolidate with or merge into any other corporation or convey or transfer substantially all of its assets unless the acquirer is a U.S. corporation and it expressly assumes (by a supplemental indenture) the payment of principal, premium and interest on the Convertible Notes, as well as Digital Island's covenants under the Indenture. The Indenture further requires that Digital Island, or the successor corporation, execute and deliver to the Trustee, as a condition precedent to the Merger, a supplemental indenture providing that holders of each Convertible Note then outstanding shall have the right to convert such Convertible Note into the cash receivable by a holder of the number of Shares deliverable upon conversion of such Convertible Note immediately prior to the Merger.

    The Indenture provides that upon a "Change of Control" of Digital Island the holders of the Convertible Notes have the right to require Digital Island to purchase their Convertible Notes at a purchase price equal to the principal amount of the Convertible Notes, plus accrued and unpaid interest up to, but excluding, the date that is 60 days after Digital Island Notice Date (as defined below) (the "Repurchase Date"). The consummation of the Offer on the terms described in this Offer to Purchase will constitute a Change of Control under the Indenture. However, the consummation of the Offer will not be deemed to be a Change of Control for purposes of the Indenture if the closing price of the Shares for any five trading days during the 10 trading days immediately preceding the consummation of the Offer is at least equal to 105% of the conversion price of the Convertible Notes (105% of the current conversion price of $131.61 is $138.19) in effect on such trading date.

    Within 30 days after the occurrence of a Change in Control, Digital Island, or at Digital Island's request the trustee under the Indenture, will mail a written notice to each holder of Convertible Notes (and to beneficial owners as required by applicable law) (the "Company Notice Date"). Digital Island also will give notice to the trustee. Such notice will include a form of the Notice of Election of Holder to Require Repurchase (as defined below) and will state, among other things, the Repurchase Date, the repurchase price, the procedures that the holder of Convertible Notes must follow to exercise the rights described on the previous paragraph, the conversion rights, the conversion price and any adjustment thereto, the date by which the Notice of Election of Holder to Require Repurchase must be given, and the name and address of each Paying Agent and Conversion Agent (as defined in the Indenture). A holder of Convertible Notes may exercise the rights described in the previous paragraph upon delivery of a written notice (the "Notice of Election of Holder to Require Repurchase") to any Paying Agent (as defined in the Indenture) at any time prior to the close of business on the thirtieth (30th) day following Digital Island

Notice Date. See "Indebtedness of Digital Island" in Section 10. Background of the Offer; the Merger Agreement and Related Agreements.

12. Dividends and Distributions.

    The Merger Agreement provides that Digital Island will not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent (a) issue, sell, pledge, license, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of Digital Island or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Digital Island or any Subsidiary, or (ii) except in the ordinary course of business, except the issuance of Shares pursuant to the exercise of Company Stock Options or pursuant to the ESPP or pursuant to the Warrants or the Convertible Notes, any property or assets of Digital Island or any Subsidiary, (ii) modify any Company Stock Options outstanding on the date of the Merger Agreement, or (iii) accelerate the vesting or other benefit of any option, share or award whether or not pursuant to Digital Island Stock Option Plans, other than in accordance with the express terms of such option, share or award as in effect immediately prior to the date of the Merger Agreement; (b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to Digital Island or any other Subsidiary; or (c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (or securities convertible into or exercisable for any shares of its capital stock) except for acquisitions of restricted stock held by employees of Digital Island and its Subsidiaries upon termination of employment. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements."

13. Possible Effects of the Offer on the Market for Shares, Nasdaq Listing, Margin Regulations and Exchange Act Registration.

    Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares by Purchaser in the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Cable & Wireless intends to cause the delisting of the Shares by Nasdaq following consummation of the Offer.

    Nasdaq Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on Nasdaq. According to Nasdaq's published guidelines, Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 500,000, the number of beneficial owners of Shares falls below 300 or the market value of such publicly held Shares is not at least $1,000,000. If, as a result of the purchase of Shares pursuant to the Offer, the Merger or otherwise, the Shares no longer meet the requirements of Nasdaq for continued listing, the listing of the Shares will be discontinued. In such event, the market for the Shares would be adversely affected. In the event the Shares were no longer eligible for listing on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors.

    Exchange Act Registration.  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Digital Island to the SEC if the Shares are not listed on a "national securities exchange" and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Digital Island to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirements of an annual report, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of Digital Island and persons holding "restricted securities" of Digital Island may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for Nasdaq reporting. Purchaser currently intends to seek to cause Digital Island to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

    Margin Regulations.  The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, such Shares would no longer constitute "margin securities."

14. Certain Conditions of the Offer.

    Notwithstanding any other provision of the Offer, Cable & Wireless will not be required to accept for payment or to pay for any Shares tendered pursuant to the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition is not satisfied, (ii) any applicable waiting period under the HSR Act, the Fair Trading Act, the E.C. Merger Regulation or any other applicable foreign antitrust law has not expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions exist (other than as a result of any action or inaction of Parent or Purchaser that constitutes a breach of the Merger Agreement):

      (a) any Action by any Governmental Authority has been instituted or is pending (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or increase the cost of the making of the Offer, the acceptance for payment of any Shares by Cable & Wireless, Purchaser or any other Affiliate of Cable & Wireless, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by Digital Island, Cable & Wireless, Purchaser or any of their Subsidiaries of any business or assets of Digital Island, Cable & Wireless, Purchaser or any of their Subsidiaries or to compel Digital Island, Cable & Wireless, Purchaser or any of their Subsidiaries, as a result of the Transactions, to dispose of or to hold separate any business or assets of Digital Island, Cable & Wireless, Purchaser or any of their Subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Cable & Wireless, Purchaser or any other Affiliate of Cable & Wireless to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or otherwise on all matters properly presented to Digital Island's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the Transactions; or (iv) seeking to require divestiture by Cable & Wireless, Purchaser or any other Affiliate of Cable & Wireless of any Shares which, in the case of each of clauses (i) through (iv) of this paragraph (a) has an economic detriment to Cable & Wireless or Digital Island that is material in relation to Digital Island and its Subsidiaries taken as a whole;

      (b) any statute, rule, regulation, legislation or interpretation is enacted, promulgated, amended, issued or deemed applicable to (i) Cable & Wireless, Digital Island or any Subsidiary or Affiliate of

  Cable & Wireless or Digital Island or (ii) any Transaction, by any United States or foreign legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act, the Fair Trading Act, the E.C. Merger Regulation or any other applicable foreign antitrust law to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

      (c) (i) the Board, or any committee thereof, withdraws or modifies, in a manner adverse to Cable & Wireless or Purchaser, the approval or recommendation of the Offer, the Merger, the Merger Agreement, or approves or recommends any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (ii) the Board, or any committee thereof, resolves to do any of the foregoing;

      (d) any Material Adverse Change (which includes, among other things, the departure of any one of certain key officers of Digital Island (including Ms. Ruann Ernst, Mr. Charles Picasso and Mr. Timothy Wilson, each of whom has entered into an employment agreement with Cable & Wireless and Digital Island) or the departure of a majority of certain key officers and employees as agreed upon by Cable & Wireless and Digital Island, (some of whom have been offered, as of the date hereof, written employment agreements by Cable & Wireless) but excludes general financial and economic related conditions. See "Section 10. Background of the Offer; the Merger Agreement and Related Agreements.");

      (e) any representation or warranty of Digital Island in the Merger Agreement (i) that is qualified by materiality or Material Adverse Effect is not true and correct in any respect as so qualified or (ii) that is not qualified by materiality or Material Adverse Effect is not true and correct in all material respects, except to the extent the effect of any such breach, either individually or in the aggregate with all such other breaches, would not have a Material Adverse Effect;

      (f)  Digital Island fails to perform, in any material respect, any obligation or to comply, in any material respect, with any material agreement or covenant of Digital Island to be performed or complied with by it under the Merger Agreement;

      (g) the Merger Agreement has been terminated by Parent or Digital Island in accordance with its terms; or

      (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process) which materially and adversely affects the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or the European Union generally which materially and adversely affects the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions, (iii) any newly initiated material limitation (whether mandatory or not) by any Governmental Authority on, or other similar event that materially and adversely affects, the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, the United Kingdom or the European Union generally which materially and adversely affects the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions, and in the case of clauses (i) through (iv) of this paragraph (h), as a result thereof, notwithstanding Cable & Wireless' reasonable best efforts, Cable & Wireless' ability to access the Funds or to effect payment therewith for the Shares is materially and adversely affected, which in the judgment of Cable & Wireless in any such case, makes it inadvisable to proceed with such acceptance for payment of or payment for the Shares or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of Purchaser and Cable & Wireless and may be asserted by Purchaser or Cable & Wireless regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Cable & Wireless in whole or in part at any time and from time to time in their sole discretion; provided, that, Purchaser and Cable & Wireless may not avail themselves of any such condition at any time during which either Purchaser or Cable & Wireless is in breach in any material respect of any of its representations, warranties and covenants set forth in the Merger Agreement to the extent (and only to the extent) such breach causes the failure of the Minimum Condition or any of the conditions set forth in this Section 14. The failure by Cable & Wireless or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. Certain Legal Matters and Regulatory Approvals.

    General.  The Purchaser is not aware of any pending legal proceeding relating to the Offer. Based upon Purchaser's review of publicly available information regarding Digital Island and the review of information furnished by Digital Island to Cable & Wireless and discussions between Cable & Wireless' representatives and representatives of Digital Island (see "Section 10. Background of the Offer; the Merger Agreement and Related Agreements"), neither Purchaser, Cable & Wireless USA nor Cable & Wireless is aware of (i) any license or other regulatory permit that appears to be material to the business of Digital Island or any of its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or (ii) except as described below, of any approval or other action by any domestic (federal or state) or foreign Governmental Authority which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in "Section 14. Certain Conditions of the Offer" shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of Digital Island, Cable & Wireless, Cable & Wireless USA or Purchaser or that certain parts of the business of Digital Island, Cable & Wireless, Cable & Wireless USA or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this "Section 15. Certain Legal Matters and Regulatory Approvals." See "Section 14. Certain Conditions of the Offer" for certain conditions of the Offer.

    State Takeover Laws.  Digital Island is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On May 13, 2001, prior to the execution of the Merger Agreement, the Board by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, Digital Island and the stockholders of Digital Island. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

    A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

    Digital Island, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and it has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 14. Certain Conditions of the Offer."

    Exon-Florio.  Under Exon-Florio, the President of the United States is authorized to prohibit or suspend acquisitions, mergers or takeovers by foreign persons of persons engaged in interstate commerce in the United States if the President determines, after investigation, that such foreign persons in exercising control of such acquired persons might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate authority to protect national security. Pursuant to Exon-Florio, notice of an acquisition by a foreign person may be made to the Committee on Foreign Investment in the United States ("CFIUS") either voluntarily by the parties to such proposed acquisition, merger or takeover or by any member of CFIUS. CFIUS is comprised of representatives of the Departments of the Treasury, State, Commerce, Defense and Justice, the Office of Management and Budget, the Office of Science and Technology Policy, the United States Trade Representative's Office and the Council of Economic Advisors, as well as the Assistant to the President for National Security Affairs and the Assistant to the President for Economic Policy.

    A determination that an investigation is called for must be made within thirty days after notification of a proposed acquisition, merger or takeover is first filed with CFIUS. Any such investigation must be completed within forty-five days of such determination. Any decision by the President to take action must be announced within fifteen days of the completion of the investigation. Although Exon-Florio does not require the filing of a notification, nor does it prohibit the consummation of an acquisition, merger or takeover if the notification is not made, such an acquisition, merger or takeover thereafter remains indefinitely subject to divestment should the President subsequently determine that the national security of the United States has been threatened or impaired. The Purchaser and Digital Island intend to file with CFIUS a joint notice of the transactions contemplated by the Merger Agreement promptly. Although the Purchaser believes that the transactions contemplated by the Merger Agreement should not raise any national security concerns, there can be no assurance that CFIUS will not determine to conduct an investigation of the proposed transaction and, if an investigation is commenced, there can be no assurance regarding the outcome of such investigation.

    United States Antitrust Compliance.  Under the HSR Act and the rules that have been issued by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. Purchaser's acquisition of Shares pursuant to the Offer is subject to these requirements. See "Section 2. Acceptance for Payment and Payment for Shares."

    Under the HSR Act, on May 18, 2001, Cable & Wireless filed a Premerger Notification and Report Form in connection with the purchase of the Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Cable & Wireless. Accordingly, the waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on or about June 4, 2001, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration or the waiting period. Pursuant to the HSR Act, Cable & Wireless has requested early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent or Cable & Wireless USA with respect to the Offer, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division; provided, however that the Offer can be extended no longer than ninety (90) days without the consent Cable & Wireless and Digital Island. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See "Section 4. Withdrawal Rights." It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See "Section 1. Terms of the Offer; Expiration Date" and "Section 14. Certain Conditions of the Offer."

    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Cable & Wireless, Digital Island or their respective Subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Cable & Wireless relating to the businesses in which Cable & Wireless, Digital Island and their respective subsidiaries are engaged, Cable & Wireless and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See "Section 14. Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation.

    European National Merger Regulation.  Purchaser and Digital Island each conduct substantial operations in the European Economic Area. European Council Regulation 4064/89, as amended, and Article 57 of the European Economic Area Agreement require that concentrations with a "Community or EFTA dimension" be notified in prescribed form to the Commission of the European Communities for review and approval. In these cases, the European Commission, as opposed to the individual countries within the European Economic Area, will, with certain exceptions, have exclusive jurisdiction to review the concentration. Approval by the European Commission is, with certain very limited exceptions, required prior to completion of transactions, with "Community or EFTA dimensions."

    Cable & Wireless and Digital Island have determined that the Offer and the Merger have a "community dimension," and thus, intend to file notification in the prescribed form with the European Commission in accordance with the European Regulation promptly.

    This filing will trigger a one-month review period in which the European Commission is required to determine whether the proposed Merger is compatible with the European common market or that there is sufficiently "serious doubt" about the proposed Merger's compatibility with the common market to require a more complete review of the proposed merger.

    The one-month review period can be extended to six weeks if the parties offer undertakings to address certain concerns the European Commission may have. If after the initial one-month (or six weeks) review period, the European Commission continues to have serious doubts regarding the compatibility of the Merger with the European common market, the total review period can be as long as five months from the date of complete notification. During the review process conditions can be imposed and obligations by the parties may become necessary.

    U.K. Fair Trading Act.  The United Kingdom Fair Trading Act 1973 will apply to an acquisition of Digital Island by the Purchaser. Under the U.K. Fair Trading Act, the Director General of Fair Trading can recommend to the Secretary of State for Trade and Industry that the Secretary refer the proposed acquisition to the Competition Commission which would then be required to determine whether the proposed acquisition "operates, or may be expected to operate, against the public interest." The Secretary of State for Trade and Industry has statutory powers to order, among other things, a disinvestment if the Competition Commission reports unfavorably on any acquisition. Purchaser intends to file notice of the Offer and Merger with the Office of Fair Trading and to seek confirmation that the Secretary of State does not intend to refer the Offer and Merger to the Competition Commission.

    Other Applicable Foreign Antitrust Laws.  Other than the filings described above, Parent and Digital Island do not believe that any additional material antitrust filings are required with respect to the Offer or the Merger. To the extent that any additional antitrust filings are required pursuant to other applicable foreign antitrust laws, Cable & Wireless and Digital Island will make such filings.

    Other Laws and Legal Matters.  According to Digital Island's 2000 Form 10-K, Digital Island conducts operations in a number of foreign countries. In the event that one or more foreign laws is deemed to be applicable to the Offer, Purchaser and/or Digital Island may be required to file certain information or to receive the approval of the relevant foreign authority. Such government may also attempt to impose additional conditions on Digital Island's operations conducted in such countries. After completion of the Offer, Purchaser will seek further information regarding the applicability of any such laws and presently intends to take such action as such laws may require.

16. Fees and Expenses.

    Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

    Greenhill and Merrill Lynch are acting as Dealer Managers in connection with the Offer and each has provided certain financial advisory services to Cable & Wireless, Cable & Wireless USA and Purchaser in connection with the Offer and Merger. Cable & Wireless has agreed to pay each of Greenhill and Merrill Lynch reasonable and customary compensation for its services as financial advisor in connection with the Offer (including the services of each as a Dealer Manager. Cable & Wireless has also agreed to reimburse each of Greenhill and Merrill Lynch for all reasonable out-of-pocket expenses incurred by each Dealer Manager and to indemnify each Dealer Manager against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

    Purchaser and Cable & Wireless retained MalCon Proxy Advisors, Inc. as the Information Agent, and Computershare Trust Company of New York as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. As compensation for acting as Information Agent in connection with the Offer, Purchaser will pay the Information Agent reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Information Agent against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

    Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17. Miscellaneous.

    The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is prohibited by any administrative or judicial action or by any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Managers or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    Purchaser has not authorized any person to give any information or make any representation on its behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, holders of Shares should not rely on such information or representation as having been authorized.

    Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Cable & Wireless, Cable & Wireless USA and Purchaser have filed with the SEC the Schedule TO, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "Section 7. Certain Information Concerning Digital Island" (except that they will not be available at the regional offices of the SEC).

Dali Acquisition Corp.

Dated: May 21, 2001

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
OFFICERS OF CABLE AND WIRELESS PLC, CABLE & WIRELESS USA, INC. AND
DALI ACQUISITION CORP.

1. Directors and Executive Officers of Cable & Wireless.

    The following table sets forth the name, current business address, citizenship and current principal occupation or employment, and material occupations, positions, offices or employments and business addresses for the past five years of each director and executive officer of Cable & Wireless. Unless otherwise indicated, each such person is a citizen of the United Kingdom and the business address of each such person is c/o Cable and Wireless plc, 124 Theobalds Road, London WC1X 8RX England. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Cable & Wireless. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Cable & Wireless for the past five years.

Name and Current Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Sir Ralph Robins	Chairman and Non-executive Director.

Sir Ralph Robins was appointed to the Board in April 1994 and became Chairman in June 1998. He is a member of the Audit Committee and the Remuneration Committee and also Chairman of Cable & Wireless Optus. Sir Ralph has been Chairman of Rolls-Royce plc since 1992, having joined the company as a graduate apprentice in 1955. He is Chairman of the Defence Industries Council, a Non-executive Director of Marks & Spencer plc, Schroders plc, Standard Chartered plc and a past President of the Society of British Aerospace Companies.
Graham M. Wallace	Chief Executive.
Graham Wallace was appointed Chief Executive in February 1999, having been a Director since September 1998. He was Chief Executive of Cable & Wireless Communications plc from February 1997 to February 1999. Mr. Wallace joined Cable & Wireless from Granada Group plc, where he was a Main Board Director and Chief Executive of the Restaurants and Services Division from 1995 to 1997. He was formerly Chief Executive of the Granada Group's UK television and video rental business and before that Finance Director of Granada Group plc. His previous career included eight years with Xerox in the UK and US. He is also a Director of NTL Incorporated.
Sir Winfried F. W. Bischoff	Non-executive Director and Deputy Chairman.
Sir Winfried Bischoff was appointed a Non-executive Director in 1991 and Deputy Chairman in 1995. He is also Chairman of the Remuneration Committee and a member of the Audit Committee. He joined Schroders plc in London in 1966 and was appointed Managing Director of Schroders Asia Limited, Hong Kong in 1971. Sir Winfried was appointed Chairman of J. Henry Schroder & Co. Limited in October 1983, Group Chief Executive of Schroders plc from December 1984 and Chairman of Schroders plc in May 1995. He is also a Non-executive Director of Land Securities PLC, Eli Lilly & Company and The McGraw-Hill Companies Inc. In May, 2000 he joined Citigroup as Chairman of Citigroup Europe.

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Robert E. Lerwill	Executive Director, Finance and Chief Executive Regional Businesses.
Robert Lerwill has been Chief Executive, Regional Businesses since May 2000. Mr. Lerwill joined Cable & Wireless as Executive Director, Finance in January 1997. He is also a Director of Cable & Wireless Optus and has additional responsibility for Cable & Wireless Regional Businesses. From March 1986 to December 1996, Mr. Lerwill was Group Finance Director of WPP Group plc, the world-wide marketing services company. He earlier spent 10 years with Arthur Andersen & Co. where he qualified as a Chartered Accountant. He is a Non-executive Director of Aegis Group plc.
Stephen R. Pettit	Executive Director, Corporate Development.
Stephen Pettit was appointed Executive Director, Corporate Development, in May 1999. He was Executive Director, Global Businesses from April 1997. He is also a Director of Cable & Wireless Optus. Mr. Pettit joined Cable & Wireless in March 1994 as Managing Director for Europe, and in 1995 became Executive Director, Europe and Mobile and was responsible for the establishment of Cable & Wireless Communications plc in the UK. He joined the Board in November 1995. Mr. Pettit was formerly Chief Executive of British Petroleum's Petrochemicals business. He is a Non-executive Director of KBC Advanced Technologies plc, Norwood Systems Limited, Pure Entertainment Games plc and Gorilla Park B.V.
Dr. Janet P. Morgan	Non-executive Director.
Dr. Janet Morgan was appointed a Non-executive Director in 1988. She is a member of the Audit Committee, the Remuneration Committee and the Community Investment Committee. Dr. Morgan is also a Non-executive Director of the Scottish American Investment Company plc, the Scottish Life Assurance Company, the Nuclear Generation Decommissioning Fund Ltd., the Scottish Oriental Smaller Companies Investment Trust plc, NMT Group plc and BPB plc.
David P. Nash	Non-executive Director.
David Nash was appointed a Non-executive Director in September 1995. He is Chairman of the Audit Committee and a member of the Remuneration Committee. Mr. Nash was Chairman of Cable & Wireless Communications plc from December 1998 until its sale in 2000. Formerly Group Finance Director of Grant Metropolitan plc and then Chairman and Chief Executive of Grand Metropolitan's food and retailing businesses, he previously worked for ICI plc and Cadbury Schweppes plc. Mr. Nash is Chairman of Kenwood Appliances Plc, and a Non-executive Director of Sun Life and Provincial Holdings Plc. He is also Honorary Treasurer of the Prince of Wales' Business Leaders Forum. He is a former Chairman of General Healthcare Group Limited.

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The Honorable Raymond Seitz	Non-executive Director.
Raymond Seitz became a Non-executive Director in February 1995 and is a member of the Audit Committee and the Remuneration Committee. He is Vice Chairman at Lehman Brothers and a Non-executive Director of Rio Tinto Plc, British Airways plc, Marconi plc, and Authoriszor Inc. Mr. Seitz was formerly the United States Ambassador to the United Kingdom. During a career in the US Diplomatic Service spanning 28 years, he was Executive Assistant to Secretary of State George Shultz from 1981-84, Minister at the US Embassy in London from 1984-89, and Assistant Secretary of State for Europe, based in Washington, between 1989 and 1991. Mr. Seitz is a United States citizen.
R. Michael McTighe	CEO, Global Operations.
Michael McTighe joined Cable & Wireless as CEO Global Operations in May 1999 and was appointed to the Board in August 2000. From October 1998 to May 1999, Mr. McTighe was self-employed. From June 1997 to September 1998, Mr. McTighe was president and CEO of Philips, Consumer Communications LLP, a joint venture between Philips Electronics NV and Lucent Technologies Inc. From June 1995 to June 1997, Mr. McTighe was Managing Director of Philips Consumer Communications. He is a Non-executive Director of Alliance & Leicester and European Telecom plc.
Donald B. Reed	CEO, Global Services.
Donald Reed was appointed CEO, Global Services in May 2000 having been with the Group since June 1998. He was appointed to the Board of Cable & Wireless plc on 21 August 2000. Prior to his appointment as CEO Global Services, Mr. Reed was CEO Regional Businesses from May 1999 and before that his area of responsibility covered the Group's Mobile, Middle East, Group Technology, Strategic Planning and Business Development, Government Relations, Group Purchasing, Group Marketing and Customer Services operations. Before joining Cable & Wireless Mr. Reed was President and Group Executive of NYNEX, directing its regional, national and international government affairs, public policy initiatives, legislative and regulatory matters and public relations. Mr. Reed is a Commissioner of the Global Information Infrastructure Commission and is Co-Chair of its Policy Task Force. He is also Vice Chairman of the US-Thailand Business Council and sits on the Advisory Board of the Center for Strategy and International Studies. Mr. Reed is a United States citizen.

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2. Directors and Executive Officers of Cable & Wireless USA.

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Cable & Wireless USA. Unless otherwise indicated, the current business address of each person is c/o Cable & Wireless USA, 8219 Leesburg Pike, Vienna, Virginia 22182. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual's name refers to employment with Cable & Wireless USA.

Name and Current Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Trey Smith	Director, President.

Trey Smith was appointed to the Board of Directors in March 2001 and has been President since such date. Mr. Smith is also the Chief Technology, Global, Cable & Wireless plc. From 1999 to March 2001, he was Senior Vice President and Chief Technology Officer of Road Runner, LLC. Prior to joining Road Runner, from 1998 to 1999, Mr. Smith was Vice President, Advanced Consumer Products at COMPAQ Computer Corporation. During 1998, he was Vice President, Chief Technology Officer of Compaq. From 1985 to 1997, Mr. Smith held a variety of positions at IBM Corporation, including Chief Technology Officer during 1997.
Richard H. Goshorn	Director, Secretary.

Mr. Goshorn joined Cable & Wireless USA in September 1998 as Vice President and General Counsel. Mr. Goshorn also has been Senior Vice President and General Counsel, Global, Cable & Wireless since June 1999. From September 1997 to September 1998, Mr. Goshorn was Director of Legal Services, Global Businesses for Cable & Wireless plc. From February 1997 to September 1997, he was Director of Legal Affairs, Asia Pacific for Cable & Wireless plc. From January 1996 to January 1997, Mr. Goshorn was Director of Legal Services, Cable & Wireless Europe.
Patricia Lee	Vice President, Associate General Counsel and Assistant Secretary

Ms. Lee joined Cable & Wireless USA in June 2000. From April 1996 to June 2000, Ms. Lee was a partner in the law firm of Holland & Knight LLP in Washington, D.C. From March 1995 to March 1996, Ms. Lee was a trial attorney at the U.S. Department of Justice.
Siobhan Deleeuw	Vice President, Finance.

Ms. Deleeuw joined Cable & Wireless USA in June 1995 and has been Vice President, Finance since April 2001. From June 1995 to May 1997, Ms. Deleeuw was Director, Finance Planning and Reporting. From June 1997 to March 2001, Ms. Deleeuw was Vice President and Controller. Ms. Deleeuw is a citizen of Ireland.

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David Wheatley	Assistant Treasurer.

Mr. Wheatley joined Cable & Wireless USA in July 2000. From December 1998 to July 2000, Mr. Wheatley was Senior Tax Manager of Cable and Wireless plc. From January 1994 to December 1998, Mr. Wheatley worked as a tax consultant. Mr. Wheatley is a citizen of the United Kingdom.
Robert N. Walton	Assistant Secretary.

Mr. Walton joined Cable & Wireless USA in May 1999 as Senior Corporate Counsel and was appointed to the position of Vice President and Associate General Counsel in May 2000. From September 1998 to April 1999 Mr. Walton was an attorney with Rogers & Wells; prior to that, between January 1996 and April 1998 he was an attorney with Cole Raywid & Braverman.

3. Directors and Executive Officers of Purchaser.

    The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is c/o Cable and Wireless plc, 124 Theobalds Road, London WC1X 8RX England. Unless otherwise indicated, each such person is a citizen of the United Kingdom, and each occupation set forth opposite an individual's name refers to employment with Purchaser.

Name and Current Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Robert Drolet	Director, President and Treasurer.
Mr. Drolet is also Chief Commercial Officer, Global, Cable and Wireless plc. From March 1999 to June 2000, Mr. Drolet was General Counsel of Cable & Wireless Communications plc, and from June 1997 to March 1999 he was Legal Director and Secretary. From June 1996 to June 1997, Mr. Drolet was General Counsel and Secretary of Bell Cablemedia plc. Mr. Drolet is a citizen of Canada and the United Kingdom.
Sarah Byrne-Quinn	Director, Vice President and Secretary.

Ms. Byrne-Quinn is also Senior Vice President, Strategy and Business Development, Global, Cable and Wireless plc. Ms. Byrne-Quinn joined Cable & Wireless in January 2000. From September 1993 to December 1999, Ms. Byrne-Quinn was Vice President Strategy and Business Development at Ameritech Telecommunications. Ms. Byrne-Quinn is a United States citizen.

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    The Letter of Transmittal, manually signed, and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

COMPUTERSHARE TRUST COMPANY OF NEW YORK

By Mail: Computershare Trust Company of New York Reorganization Department Wall Street Station P.O. Box 1010 New York, NY 10268-1010	By Overnight Courier: Computershare Trust Company of New York Reorganization Department Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005	By Hand: Computershare Trust Company of New York Reorganization Department Wall Street Plaza 88 Pine Street, 19th Floor New York, NY 10005
By Facsimile Transmission (For Eligible Institutions Only): (212) 701-7636 Confirm Receipt of Facsimile by Telephone Only: (212) 701-7624

    Questions or requests for assistance may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

MalCon Proxy Advisors, Inc.

130 William Street
New York, New York 10038
email: info@malconproxy.com
Banks and Brokers Call Collect: (212) 619-4565
All Others Call Toll Free: (800) 475-9320

The Dealer Managers for the Offer are:

Greenhill 300 Park Avenue, 23rd Floor New York, New York 10022 Call Toll Free: (866) 211-8609 Call Collect: (212) 389-1799	Merrill Lynch & Co. Four World Financial Center New York, New York 10080 Call Collect: (212) 236-3790

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
DIGITAL ISLAND, INC. SELECTED CONSOLIDATED FINANCIAL INFORMATION (in thousands, except per share data)
THE MERGER AGREEMENT
RELATED AGREEMENTS
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS